Exhibit 4.1

Execution Version

CREDIT AGREEMENT

Dated as of October 16, 2023

among

VIEW, INC.,

as the Borrower

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

CANTOR FITZGERALD SECURITIES,

as Administrative Agent and Collateral Agent

FOR U.S. FEDERAL INCOME TAX PURPOSES, THE LOANS UNDER THIS AGREEMENT HAVE BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE BORROWER WILL PROMPTLY MAKE AVAILABLE TO LENDER THE FOLLOWING INFORMATION WITH RESPECT TO ANY LOAN HEREUNDER: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS. LENDER SHOULD CONTACT THE LEGAL DEPARTMENT OF THE BORROWER AT (408) 263-9200.

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Excluded Assets
Schedule 3.13	–	Subsidiaries
Schedule 5.01(g)	–	Financial Reports
Schedule 5.14	–	Post-Closing Schedule
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Notice Information

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Promissory Note
Exhibit F	–	Approved Budget
Exhibit G-1 – G-4	–	Form of U.S. Tax Compliance Certificates
Exhibit H		Form of Prepayment Notice

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of October 16, 2023 (this “Agreement”), by and among View, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto, Cantor Fitzgerald Securities, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, collectively, the “Agents”) for the Lenders.

RECITALS

WHEREAS, in connection with this Agreement and the other Loan Documents, the Board of the Borrower has confirmed that the proceeds of the Term Loans will be used to fund the ordinary course operating expenses of the Borrower and its Subsidiaries, and that it reasonably expects the proceeds of the Term Loans and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will enable the Borrower and its Subsidiaries to fund their operating expenses in the ordinary course of business and continue to operate as a going concern, including as set forth in the Approved Budget.

WHEREAS, the Borrower has requested that the Lenders extend credit under this Agreement in the form of Initial Term Loans to be funded on the Closing Date in an aggregate principal amount equal to $12,500,000 and commitments for Delayed Draw Term Loans in an aggregate principal amount equal to $37,500,000.

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means (a) an intercreditor agreement the terms of which are consistent with market terms (as determined by the Borrower and the Required Lenders in good faith) governing security arrangements for the sharing and subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto or (b) another intercreditor agreement that is reasonably satisfactory to the Borrower and the Required Lenders (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Section 8.01.

“Additional Lender” has the meaning assigned to such term in Section 2.16.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing, against the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, that Person. None of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof. With respect to any Lender, for the avoidance of doubt, Affiliate shall include any limited partners of, or investors in, such Lender.

“Agent Fee Letter” means that certain Fee Letter, dated as of the date hereof, by and among, inter alios, the Borrower and the Administrative Agent, as amended.

“Agents” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of:

(a) the Federal Funds Effective Rate in effect on such day plus 0.50%,

(b) the Term SOFR Rate determined in accordance with clause (a) of the definition thereof (which rate shall be calculated based upon an Interest Period of one (1) month) plus 1.00%, and

(c) the Prime Rate.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, as the case may be.

“Anti-Money Laundering Laws” means any and all laws, rules or regulations of any jurisdiction relating to money laundering or terrorism financing applicable to the Borrower or any Subsidiary by virtue of such Person being organized or operating in such jurisdiction, including but not limited to (a) 18 U.S.C. §§ 1956 and 1957 and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act and its implementing regulations.

“Applicable Percentage” means, with respect to any Term Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of such Term Lender and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of all Term Lenders.

“Applicable Rate” means (a) in respect of any period for which interest on all Loans is timely paid in cash (and not as PIK Interest) in full on the applicable Interest Payment Date 7.50% per annum for Term SOFR Rate Loans and 6.50% per annum for ABR Loans, and (b) in respect of any other period, 14.00% per annum for Term SOFR Rate Loans and 13.00% per annum for ABR Loans.

“Approved Budget” means then most current budget prepared by the Borrower and approved by the Required Lenders in accordance with Section 5.01(j). As of the Closing Date, the Approved Budget is attached hereto as Exhibit F.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.11(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Borrower or any of its Subsidiaries: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.11.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (upon written instruction from the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (upon written instruction from the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Rate Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (upon written instruction from the Required Lenders) and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (upon written instruction from the Required Lenders) and the Borrower decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (upon written instruction from the Required Lenders) determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of, with respect to the then-current Benchmark, a public statement or publication of information by or on behalf of:

(a) the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any Benchmark and solely to the extent that such then-current Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 1.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder pursuant to Section 1.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City (New York, U.S.) and, if the applicable Business Day relates to any Term SOFR Rate Loans, a day that is also a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Amount” means, on any date, the sum of (i) the aggregate Unrestricted Cash Amount of the Borrower and its consolidated Subsidiary Guarantors, without duplication, and (ii) solely with respect to the calculation of “Cash Amount” required by Section 2.16(b)(iv), and Section 6.15(a), the aggregate amount of Delayed Draw Term Loans requested pursuant to Section 4.02(a), provided that all conditions under Section 4.02 have been satisfied with respect to such Borrowing.

“Cash Equivalents” means, as at any date of determination:

(a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(d) deposits, money market deposits, bankers’ acceptances, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000;

(f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and

(g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include

(x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(y) other short-term Investments utilized by Non-U.S. Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Change in Law” means

(a) the adoption of any law, treaty, rule or regulation after the Closing Date;

(b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).

For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of more than the greater of (x) 35% of the outstanding Voting Stock of the Borrower and (y) the percentage of the total voting power of all of the outstanding Voting Stock of the Borrower owned, directly or indirectly, beneficially by the Permitted Holders.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement; (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred; (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity; and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral and Guarantee Requirements” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, (y) the time periods (and extensions thereof) set forth in Section 5.12 and/or Section 5.14, as applicable and (z) the terms of any Acceptable Intercreditor Agreements, the requirement that the Administrative Agent shall have received in the case of any Subsidiary that is to become a Loan Party after the Closing Date the following:

(a) a joinder to the Loan Guarantee in substantially the form attached as an exhibit thereto;

(b) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto;

(c) if the respective Subsidiary owns registrations of or applications for IP Rights that constitute Collateral, one or more Intellectual Property Security Agreements;

(d) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent (upon written instruction from the Required Lenders) may reasonably request;

(e) the filing of appropriate Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(f) an executed joinder to any Acceptable Intercreditor Agreements;

(g) each item of Collateral that such Subsidiary is required to deliver under Section 4.02 of the Security Agreement, if applicable (which, for the avoidance of doubt, shall be delivered within the applicable time period set forth in Section 5.12(a));

(h) with respect to any Material Real Estate Asset, evidence of the satisfaction of the Real Estate Collateral Requirements; and

(i) with respect to any Deposit Account of a Loan Party that is not an Excluded Account, a Control Agreement.

Notwithstanding anything to the contrary contained herein or any other Loan Document, no actions in any non-U.S. jurisdiction or required by the law of any non-U.S. jurisdiction shall be required in order to create a security interest in any assets or to perfect or make enforceable such security interest (including property registered or applied-for in any non-U.S. jurisdiction) it being understood that there shall be no security agreement or pledge agreement governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage (if any) and/or each Leasehold Mortgage (if any), (iii) each Intellectual Property Security Agreement, (iv) any supplement to any of the foregoing delivered pursuant to the Collateral and Guarantee Requirements and (v) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment and/or Delayed Draw Term Loan Commitment in effect as of such time.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Borrower;

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each Deposit Account, any securities account, commodity account, securities entitlement or commodity contract that is subject to a Control Agreement for the benefit of the Secured Parties, in accordance with the terms of this Agreement and of the Security Agreement.

“Control Agreement” means, with respect to Collateral consisting of any Deposit Account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has

(a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including, without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied;

(b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied);

(c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent;

(d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority; or

(e) become the subject of (i) a bankruptcy or insolvency proceeding or (ii) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent (upon written instruction from the Required Lenders) have each determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and, subject to the review and approval of the Required Lenders, the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Delayed Draw Availability Period” means, (x) with respect to the Delayed Draw Tranche A Term Loans, the period beginning on November 1, 2023 and ending on the Maturity Date and (y) with respect to the Delayed Draw Tranche B Term Loans, the period beginning on January 1, 2024 and ending on the Maturity Date.

“Delayed Draw Funding Date” has the meaning assigned to such term in Section 2.01(b).

“Delayed Draw Term Loan Commitment” means the Delayed Draw Tranche A Term Loan Commitment and the Delayed Draw Tranche B Term Loan Commitment.

“Delayed Draw Term Lender” means any Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan Termination Date” shall mean the earliest of (a) the date of termination of the Delayed Draw Term Loan Commitments pursuant to Article 7, (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), and (c) the Maturity Date.

“Delayed Draw Term Loans” means the Delayed Draw Tranche A Term Loans and the Delayed Draw Tranche B Term Loans.

“Delayed Draw Tranche A Term Loan Commitment” means, with respect to each Delayed Draw Term Lender, the commitment of such Delayed Draw Term Lender to make Delayed Draw Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Delayed Draw Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19 or (b) reduced or increased from time to time pursuant to assignments by or to such Delayed Draw Term Lender pursuant to Section 9.05. The aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Tranche A Term Loan Commitments on the Closing Date is $12,500,000.

“Delayed Draw Tranche B Term Loan Commitment” means, with respect to each Delayed Draw Term Lender, the commitment of such Delayed Draw Term Lender to make Delayed Draw Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Delayed Draw Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19 or (b) reduced or increased from time to time pursuant to assignments by or to such Delayed Draw Term Lender pursuant to Section 9.05. The aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Tranche B Term Loan Commitments on the Closing Date is $25,000,000.

“Delayed Draw Tranche A Term Loans” means the Term Loans funded pursuant to Section 2.01(b)(i), and shall include any PIK Interest thereon.

“Delayed Draw Tranche B Term Loans” means the Term Loans funded pursuant to Section 2.01(b)(ii), and shall include any PIK Interest thereon.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

“Disposition” or “Dispose” means the sale, lease, license, sublease or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event,

(a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (except as a result of a change of control or asset sale so long as any rights of holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments) (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock);

(b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (except as a result of a change of control or asset sale so long as any rights of holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (except as a result of a change of control or asset sale so long as any rights of holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments) (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock); or

(d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock by operation of such provisions if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence,

(A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any of the Borrower’s Subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and

(B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollars” or “$” refers to lawful money of the U.S.

“Early Exit Premium” means, in respect of any Term Loans as of any date, an amount sufficient to achieve a multiple on invested capital of 2.00:1.00 on the aggregate principal amount of such Term Loans. The Early Exit Premium shall be calculated based on the (i) the amount advanced in cash by the Lenders in respect of such Term Loans minus (ii) the sum of (x) interest paid in cash on such Term Loans on or prior to such date and (y) any premiums (including, for the avoidance of doubt, the Make-Whole Premium) paid in cash on such Term Loans on or prior to such date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender and (c) any Approved Fund of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) the Borrower or any of its Affiliates.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is maintained or contributed to by, or required to be contributed by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Environment” means ambient air, indoor and outdoor air, surface water, groundwater, drinking water, soil, land surface and subsurface strata, natural resources, wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice of liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any Environmental Law; (b) in connection with any Release of, or exposure of any person to, Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all applicable current foreign or domestic, federal, state, provincial, territorial (or any subdivision of any of them) laws, statutes, ordinances, orders, legally binding rules, regulations, judgments, Governmental Authorizations, or any other applicable legally binding requirements of or agreements with Governmental Authorities and the common law relating to (a) protection of the Environment or human health and safety (to the extent relating to the exposure to Hazardous Materials), or (b) the generation, management, use, storage, transportation or disposal of or exposure to Hazardous Materials or any other Hazardous Materials Activity.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) the generation, management, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or any other Hazardous Materials Activity, (c) exposure of any person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, written agreement or other consensual binding arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 of the Code with the Borrower or any Subsidiary.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary, written notification from the Borrower or any Subsidiary or ERISA Affiliate relating to a Multiemployer Plan concerning the imposition of Withdrawal Liability or written notification from a Multiemployer Plan that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the occurrence of an event or condition which constitutes grounds for termination under Section 4041A of ERISA, the filing of a notice of intent to terminate under Section 4041(c) of ERISA, the treatment of a plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of written notice of the treatment of a plan amendment as a termination under Section 4041A of ERISA in each case with respect to a Pension Plan or a Multiemployer Plan, as applicable; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or ERISA Affiliate; (g) the conditions for imposition of a Lien under Section 412 or 430(k) of the Code or Section 303(k) or Section 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any Subsidiary or any ERISA Affiliate have been met;(h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by the Borrower or any Subsidiary (within the meaning of Section 4975 of the

Code or Section 406 of ERISA), which could result in material liability to the Borrower or any Subsidiary; (j) the failure of the Borrower or any Subsidiary or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan; or (k) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Pension Plan, or a failure to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means each account of the Borrower or any U.S. Subsidiary thereof (A) that is comprised of (x) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, and (y) funds specifically and exclusively used or to be used to pay Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) or (B) in which the daily average balance across all such accounts not subject to Control Agreements at no time exceeds $25,000 individually and $100,000 in the in the aggregate.

“Excluded Assets” means, as of any date of determination, each of the following (in each case, solely to the extent set forth on Schedule 1.01(b) hereto (as such Schedule may be supplemented with the consent of the Required Lenders)):

(a) any asset in which the granting or perfection of a security interest would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Capital Leases and purchase money financings), (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Capital Leases and purchase money financings) or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof) (in the case of clauses (i) and (ii) above and this clause (iii), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right;

(b) any “intent-to-use” Trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein would impair the validity or enforceability, or result in the voiding, of such intent-to-use Trademark application or any registration issuing therefrom under applicable Requirements of Law;

(c) any asset in which the granting or perfection of a security interest in which would (i) require any governmental or regulatory consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority or agency), except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirement of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (c) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition or (iii) result in a material adverse tax consequences to the Borrower, any Subsidiary and/or the Borrower’s direct or indirect owners, as reasonably determined in good faith by the Borrower and the Required Lenders;

(d) [reserved]

(e) [reserved];

(f) any lease, license or agreement or other asset subject to a purchase money security interest, Capital Lease or similar arrangement that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease or similar arrangement or create or trigger a right of termination in favor of any other party thereto (other than the Borrower and its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (f) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation;

(g) if applicable in any jurisdiction, Commercial Tort Claims where the amount of damages to be recovered (as reasonably estimated by the Borrower) is less than $50,000 except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement (or other similar filing);

(h) each account of the Borrower or any U.S. Subsidiary that constitutes an Excluded Account if and for so long as the accounts described therein are used solely for the purposes described in the definition of “Excluded Accounts”; and

(i) any asset with respect to which the Required Lenders and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby;

provided that if any of the foregoing shall cease to be an Excluded Asset, a security interest shall attach to such asset, in accordance with the terms of the Loan Documents, immediately at such time as such prohibition ceases to be in effect.

“Excluded Subsidiary” means any Non-U.S. Subsidiary of the Borrower that (x) as of the last day of the most recently ended Test Period, had (a) revenues for such Test Period and (b) total assets on such date, in each case in an amount that is less than 1.00% of the consolidated revenues and total assets, respectively, of the Borrower and its Subsidiaries for such Test Period or on such date; provided that all such Excluded Subsidiaries, taken together, as of the last day of the most recently ended Test Period, shall have had revenues for such Test Period and total assets on such date in an amount that is less than 3.00% of the combined revenues or total assets, respectively, of the Borrower and its Subsidiaries for such Test Period or on such date, as applicable and (y) does not own any Intellectual Property material to the operation of the Borrower and its Subsidiaries, taken as a whole. As of the Closing Date, each Non-U.S. Subsidiary of the Borrower is an Excluded Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient (in each case, a “Recipient”), any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, or branch profits Taxes imposed under Section 884(a) of the Code, in each case, (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Lender that became a Lender pursuant to a request by the Borrower under Section 2.19(b) and (ii) to the extent that the relevant Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (c) any tax imposed as a result of a failure or inability (except to the extent such inability is due to a Change in Law) by such Recipient to comply with Section 2.17(f) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Convertible Notes” means the Borrower’s existing 6.00% / 9.00% Convertible Senior PIK Toggle Notes due 2027.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fiscal Quarter” means each period of three months ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means each fiscal year ending on December 31.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. that is (or required to be) subject to a Mortgage that has Improvements (as defined in the Flood Insurance Laws) in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the U.S. (or such other jurisdiction of organization of such Loan Party) in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any material, substance, waste or chemical, including any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to any Environmental Laws due to its dangerous or deleterious properties or characteristics.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material that is regulated, prohibited or restricted under any Environmental Laws, including the use, manufacture, possession, storage, Release, threatened Release, discharge, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis), (iv) compensation for services and (v) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than three months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated Joint Venture in which such Person is a Joint Venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent that pursuant to terms of such Indebtedness such Person is not liable therefor.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Guarantees (other than Guarantees of Indebtedness) incurred in the ordinary course of business or consistent with past practices;

(ii) prepaid or deferred revenue arising in the ordinary course of business;

(iii) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes; or

(v) Capital Stock (other than Disqualified Capital Stock).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Initial Term Lender, the commitment of such Initial Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Initial Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19 or (b) reduced or increased from time to time pursuant to assignments by or to such Initial Term Lender pursuant to Section 9.05. The aggregate amount of the Initial Term Lenders’ Initial Term Loan Commitments on the Closing Date is $12,500,000.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a), and shall include any PIK Interest thereon.

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreements, including any Intellectual Property Security Agreement substantially in the form of an exhibit thereto.

“Interest Election Request” means a request by the Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with the last Business Day of the first full Fiscal Quarter ended after the Closing Date) and the maturity date applicable to such Loan, and (b) with respect to any Term SOFR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that if any Interest Period for a Term SOFR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means with respect to any Term SOFR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person; and (c) any loan, advance or capital contribution by the Borrower or any of its Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). In no event shall a guarantee of an operating lease of the Borrower or any Subsidiary be deemed to be an Investment.

“Investors” means (a) the Management Investors and (b) other investors that, directly or indirectly, beneficially own Capital Stock in the Borrower on the Closing Date and, in the case of clause (b), are mutually agreed upon between the Borrower and the Required Lenders.

“IP Rights” means all intellectual property rights, including any and all intellectual property or proprietary rights provided under (a) patent law, including design patent and industrial design law, (b) copyright law, (c) trademark law or (d) any other applicable statutory provision or common law principle, that provides a proprietary right in ideas, trade secrets, formulae, algorithms, concepts, inventions, know how, domain names, computer software, database or design, or the expression or use thereof.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness among the Borrower and/or its Subsidiaries) of the Borrower or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest in the Collateral (other than Indebtedness among the Borrower and/or its Subsidiaries) that is expressly junior or subordinated to the Lien securing the Obligations with respect to the Collateral.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“Leasehold Mortgage” means any mortgage or deed of trust, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Borrower grants to the Collateral Agent (on behalf of itself and the Term Lenders), a Lien upon the applicable Real Estate Asset leased by Borrower as security for the Obligations.

“Lenders” means the Term Lenders and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, collateral assignment (by way of security or otherwise), or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any Promissory Note, the Loan Guarantee, the Collateral Documents, any Acceptable Intercreditor Agreements and any other document or instrument designated by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantee” means the Guarantee Agreement, dated as of the date hereof, executed by each Loan Party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12.

“Loan Guarantor” means any Subsidiary Guarantor and, as to the Obligations of each other Loan Guarantor, the Borrower.

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan and/or any Delayed Draw Term Loan.

“Make-Whole Premium” means, in respect of any Term Loans outstanding as of any date, an amount equal to the present value as of such date (calculated at a discount rate equal to 0.50% plus the yield to maturity of United States Treasury securities with a constant maturity that most closely approximates the period from such date to the Maturity Date for such Term Loans) of all remaining scheduled interest payments on such Term Loans (based on Term SOFR on the date of determination (as reasonably determined by the Required Lenders utilizing the forward curve of Term SOFR), and assuming payment as PIK Interest) from such date through the Maturity Date for such Term Loans.

“Management Investors” means the officers, directors, managers, employees and members of management of the Borrower, and/or any subsidiary of the Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Agents under the applicable Loan Documents or (c) the ability of any Loan Party to perform its obligations under the applicable Loan Documents.

“Material Contract” means any lease, licensing agreement or joint venture agreement to which any Loan Party is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, as each is amended, supplemented or otherwise modified from time to time.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means each “fee-owned” Real Estate Asset acquired after the Closing Date or any Real Estate Asset leased by Borrower or any Subsidiary of Borrower after the Closing Date that is located in the United States and, with respect to any such “fee-owned” Real Estate Asset, has a fair market value, as of the date of acquisition thereof, (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) of $500,000, and, with respect to any such leased Real Estate Asset, involves annual base rent payments, as of the date such lease is executed, in the amount of $100,000 or more.

“Maturity Date” means with respect to the Initial Term Loans and the Delayed Draw Term Loans, the Term Loan Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage(including any Leasehold Mortgage), deed of trust, deeds to secure debt or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries makes or is obligated to make or during the immediately preceding six (6) years, has made or been obligated to make, contributions in each case with respect to which any of them has any ongoing obligation or liability, contingent or otherwise, including on account of any ERISA Affiliate.

“Net Proceeds” means, with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-U.S. Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is not a U.S. Subsidiary.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on the Loans at the applicable rate as specified herein or as allowed by applicable law, including at the default rate as applicable, (ii) all accrued and unpaid fees, premiums (including any Prepayment

Premium, which includes, for the avoidance of doubt, any Make-Whole Premium or Early Exit Premium) and (iii) all expenses (including fees, premiums (including any Prepayment Premium, which includes, for the avoidance of doubt, any Make-Whole Premium or Early Exit Premium) and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Agents or any indemnified party arising under the Loan Documents in respect of any Loan or otherwise, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Olive Branch Lease” means that certain Industrial Lease Agreement, dated July 30, 2010, by and between Industrial Developments International, Inc., and Soladigm, Inc., as amended by that certain First Amendment to Industrial Lease Agreement, dated September 10, 2015, by and between Industrial North American Properties XI, LLC (as successor-in-interest to Industrial Developments International, Inc.), and the Borrower (formerly known as Soladigm, Inc.), as further amended by that certain Second Amendment to Industrial Lease, dated March 1, 2018, by and between Industrial North American Properties XI, LLC and the Borrower.

“Olive Branch Leased Property” means that certain real property leased by Borrower pursuant to the Olive Branch Lease relating to the premises located at 12380 Kirk Road, Suite 100, Olive Branch, Mississippi 38654.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws; (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement; (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement; and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or having sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Payment” has the meaning assigned to such term in Section 8.02(a).

“Payment Notice” has the meaning assigned to such term in Section 8.02(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, that the Borrower or any of its Subsidiaries, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability with respect to, contingent or otherwise, including on account of an ERISA Affiliate.

“Perfection Certificate” means a certificate substantially in the form attached to the Security Agreement.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the applicable office of the Secretary of State or other appropriate office in the state of organization of each Loan Party; (b) the filing of appropriate Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable; (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Collateral Agent for the benefit of the Secured Parties; (d) the delivery to the Collateral Agent of any stock certificate or promissory note together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents; and (e) the execution and delivery of Control Agreements with respect to certain Deposit Accounts to the extent required by Section 5.12(c).

“Periodic Term SOFR Determination Day” means the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator.

“Permitted Equity” means Capital Stock (in the case of other equity that is not Capital Stock, on terms reasonably satisfactory to the Required Lenders).

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act), so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any applicable Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) reasonably incurred in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and (ii) by an amount equal to any existing commitments unutilized thereunder, or as otherwise permitted pursuant to Section 6.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(l), the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(l), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms (i) at least as favorable (taken as a whole) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or (ii) as otherwise acceptable to the Required Lenders or such terms and conditions are on then-current market terms for such type of Indebtedness; provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement. When used with respect to any specified Indebtedness, “Permitted Refinancing” means the Indebtedness incurred to effectuate a Permitted Refinancing of such specified Indebtedness.

“Person” means any individual, natural person, corporation, business trust, family trust, Joint Venture, association, company, partnership, limited liability company, unlimited liability company, Governmental Authority or any other entity.

“PIK Interest” has the meaning assigned to such term in Section 2.13(c).

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepayment Notice” means a notice from the Borrower of any prepayment of any Borrowing of Term Loans pursuant to Section 2.11(a) substantially in the form attached hereto as Exhibit H or such other form that is reasonably acceptable to the Administrative Agent.

“Prepayment Premium” has the meaning assigned to such term in Section 2.12(c).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent in consultation with the Borrower and as approved in writing by the Required Lenders) or any similar release by the Board (as reasonably determined by the Administrative Agent in consultation with the Borrower and as approved in writing by the Required Lenders). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the prime rate determined by the Administrative Agent shall be subject to the written approval of the Required Lenders and shall take effect at the opening of business on the date of such determination.

“Projections” means the financial projections and pro forma financial statements of the Borrower and its Subsidiaries provided to the Required Lenders prior to the Closing Date.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit E, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvement and fixtures thereon).

“Real Estate Collateral Requirements” means, with respect to the Material Real Estate Assets, the Administrative Agent shall have received a Mortgage or Leasehold Mortgage, as applicable, in form and substance reasonably acceptable to the Administrative Agent (subject to the review and approval of the Required Lenders) and suitable for recording or filing (provided, however that, notwithstanding the generality of the foregoing or anything else in this Agreement or any other Loan Document to the contrary, with respect to any Leasehold Mortgage, the obligation to deliver such Leasehold Mortgage (and the other deliverables required herein) shall be subject to Borrower obtaining all necessary consents from the applicable landlord to grant such Leasehold Mortgage (and the Borrower will use commercially reasonable efforts to obtain such consent (or, solely with respect to the Olive Branch Leased Property, reasonable best efforts to obtain such consent)), together, with respect to each Mortgage or Leasehold Mortgage, as applicable, for any property located in the United States, the following documents: (a) a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (i) in a form approved by the Administrative Agent (subject to the review and approval of the Required Lenders) insuring the Lien of such Mortgage or Leasehold Mortgage, as applicable, as a valid first priority Lien subject to no liens other than Permitted Liens and any other liens otherwise permitted by the Administrative Agent at the instruction of the Required Lenders, (ii) in an amount reasonably satisfactory to the Administrative Agent (subject to the review and approval of the Required Lenders) but not to exceed the fair market value thereof (provided that, in no event, shall the amount of such title insurance exceed, in the aggregate with any other title insurance policy issued with respect to any Mortgage or Leasehold Mortgage, the aggregate amount of the Loans), (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Administrative Agent (and subject to the review and approval of the Required Lenders), and (iv) that includes (A) no exceptions other than Permitted Liens and those reasonably acceptable to the Administrative Agent (subject to the review and approval of the Required Lenders) and (B) such endorsements or affirmative insurance reasonably required by the Administrative Agent (at the written instruction of the Required Lenders) and available at a commercially reasonable price in the applicable jurisdiction, (b) upon the request of the Administrative Agent (at the written instruction of the Required Lenders), with respect to any Mortgage or Leasehold Mortgage, as applicable, a survey in form and substance satisfactory to the Administrative Agent (subject to the review and approval of the Required Lenders), (c) an opinion of local counsel reasonably acceptable to the Administrative Agent (subject to the review and approval of the Required Lenders), (d) no later than three (3) Business Days prior to the delivery of the Mortgage or the Leasehold Mortgage, as applicable, the following documents and instruments, in order to comply with the Flood Insurance Laws: (A) a completed standard flood hazard determination form and (B) for each Flood Hazard Property, (i) a signed notification to the Borrower and (ii) a copy of the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent in (subject to the review and approval of the Required Lenders) an amount required by Flood Insurance Laws, (e) upon the reasonable request of the Administrative Agent (at the written instruction of the Required Lenders), any existing Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard and (f) such other instruments and documents as the Administrative Agent shall reasonably request at the written instruction of the Required Lenders.

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(iii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, disposal, discharge, dumping or leaching into, onto or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representative” has the meaning assigned to such term in Section 9.13(a).

“Required Delayed Draw Term Lenders” means, each of (i) RXR FP GP LLC (as the RXR Representative to the RXR Lender) and (ii) CF Principal Investments LLC, each acting in their individual capacities.

“Required Lenders” means, each of (i) RXR FP GP LLC (as the RXR Representative to the RXR Lender) and (ii) CF Principal Investments LLC, each acting in their individual capacities.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt” means any Junior Indebtedness, any Junior Lien Indebtedness or any unsecured Indebtedness, in each case, excluding any Indebtedness among the Borrower and/or its Subsidiaries.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“RXR Lender” means RXR FP Investor IV.

“RXR Representative” means RXR FP GP LLC.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc.

“Sanctions” has the meaning assigned to such term in Section 3.17(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” means (i) the Lenders, (ii) the Agents and (iii) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Settlement Agreement” means that certain Agreed Order No. 722422 between the Mississippi Commission on Environmental Quality and the Borrower, dated November 8, 2022.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association, Joint Venture or other business entity of which more than 50% (or in the case of a Joint Venture, 50% or more) of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of the Borrower (other than any Excluded Subsidiary) and (b) thereafter, each subsidiary of the Borrower that provides a Loan Guarantee pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations in accordance with Section 9.23.

“Successor Administrative Agent” has the meaning assigned to such term in Section 2.17(f)(iii).

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment or Delayed Draw Term Loan Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender or Delayed Draw Term Lender.

“Term Loan” means the Initial Term Loans and the Delayed Draw Term Loans.

“Term Loan Maturity Date” means September 30, 2027.

“Term SOFR” means for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the Periodic Term SOFR Determination Day that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower and as approved in writing by the Required Lenders).

“Term SOFR Rate” means, with respect to any Term SOFR Rate Borrowing for any Interest Period, an interest rate per annum equal to the Term SOFR Reference Rate for such Interest Period. When used in reference to any Loan or Borrowing, “Term SOFR Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Term SOFR Rate as set forth in the preceding sentence.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, for any date of determination, the four (4) consecutive fiscal quarters of the Borrower most recently ended as of such date of determination.

“Threshold Amount” means an amount equal to $1,000,000.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date and (b) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(iii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person held in a Deposit Account or securities account pledged to secure the Obligations and subject to a control agreement in favor of the Collateral Agent (it being understood and agreed that such Deposit Accounts and securities accounts shall not be required to be subject to a control agreement prior to the date provided for such control agreements in Schedule 5.14) and (b) Cash and Cash Equivalents of such Person that are restricted in favor of the Collateral Agent (for the benefit of the Lenders), held in a Deposit Account or securities account pledged to secure the Obligations and subject to a control agreement in favor of the Collateral Agent (it being understood and agreed that such Deposit Accounts and securities accounts shall not be required to be subject to a control agreement prior to the date provided for such control agreements in Schedule 5.14), in each case as determined in accordance with GAAP.

“Unused DDTL Commitment Fee” has the meaning assigned to such term in Section 2.12(e).

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the board of directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Subsidiary (or any ERISA Affiliate of the Borrower) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., an “Term SOFR Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., an “Term SOFR Rate Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein); (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law; (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns; (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof; (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document; (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”; and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, it is understood and agreed that any Indebtedness (other than Indebtedness permitted under Section 6.01(a)), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof and of any other available exemption.

(c) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law or any allocation of assets or liabilities to a series of a limited liability company (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.04 Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time; provided that if any change to GAAP or in the application thereof is implemented after the date of delivery of the most recent financial statements described in Section 4.01(c) and/or there is any change in the functional currency reflected in the financial statements.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP prior to December 31, 2018 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Currency Equivalents Generally.

(a) Notwithstanding anything to the contrary in Section 1.08(b), for purposes of any determination under Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”) in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent (pursuant to written instructions from the Required Lenders) and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01, and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify (pursuant to written instruction from the Required Lenders) with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10 Certain Calculations.

(a) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(b) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

Section 1.11 Effect of Benchmark Transition Event.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event the Administrative Agent (pursuant to written instructions from the Required Lenders) and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 1.11 will occur prior to the applicable Benchmark Transition Start Date.

(b) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right (but not the obligation) to make Benchmark Replacement Conforming Changes, pursuant to written instructions from the Required Lenders, from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective upon receipt of the consent of the Borrower (such consent not to be unreasonably withheld or delayed) but without any further action or consent of any other party to this Agreement.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the implementation of a Benchmark Replacement, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.11(d) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.11 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 1.11.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (pursuant to written instructions from the Required Lenders) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may (pursuant to written instructions from the Required Lenders) modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (pursuant to written instructions from the Required Lenders) modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Rate Borrowing of, conversion to or continuation of Term SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a

Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable will not be used in any determination of Alternate Base Rate.

Section 1.12 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Term SOFR Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article 2

THE CREDITS

Section 2.01 Commitments.

(a) Initial Term Loans. Subject to the terms and conditions set forth herein, each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b) Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally, and not jointly, agrees to make (i) Delayed Draw Tranche A Term Loans to the Borrower, on one or more occasions during the applicable Delayed Draw Availability Period on a Business Day (such date on which any Delayed Draw Term Loans are made, the “Delayed Draw Funding Date”), in Dollars in a principal amount not to exceed its Delayed Draw Tranche A Term Loan Commitment and (ii) Delayed Draw Tranche B Term Loans to the Borrower, on one or more occasions during the applicable Delayed Draw Availability Period on a Business Day (such date on which any Delayed Draw Term Loans are made, the “Delayed Draw Funding Date”), in Dollars in a principal amount not to exceed its Delayed Draw Tranche B Term Loan Commitment; provided that the aggregate amount of the Delayed Draw Term Loans made on any Delayed Draw Funding Date shall not exceed $2,000,000 in any one (1) calendar week period. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

(b) Subject to Section 1.11 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term SOFR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (y) such Term SOFR Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Term SOFR Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Term SOFR Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made). No portion of any Loan shall be funded or held with “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans.

(c) Each Term SOFR Rate Borrowing when made shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for Term SOFR Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall they be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03 Requests for Borrowings.

(a) Each Term Loan Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Term SOFR Rate Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by a Borrowing Request or Interest Election Request, as the case may be (provided that notices in respect of Term Loan Borrowings to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each Borrowing Request or Interest Election Request shall be appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than 12:00 p.m. three (3) Business Days prior (or such later date as the Required Lenders may agree in their reasonable discretion) to the requested date of any Borrowing of, continuation of, or conversion of any Loan.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Term SOFR Rate Borrowing, no later than one (1) Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Term SOFR Rate Loans, and (ii) 1:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly wiring the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed in writing by the Borrower; provided that, notwithstanding anything to the contrary contained herein, on the Closing Date, the proceeds of the Loans shall be directed in accordance with a funding authorization between the Borrower and the Administrative Agent on the Administrative Agent’s standard form.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) and may, in reliance upon such assumption, make a corresponding amount available to the Borrower (but, for the avoidance of doubt, with no obligation to make such amount available to Borrower in the absence of Administrative Agent’s receipt of such Lender’s share of such Borrowing). In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent (in consultation with the Required Lenders) in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder. Notwithstanding the foregoing, for the avoidance of doubt, the Administrative Agent is not a Lender and will not fund any amounts due hereunder or in connection herewith.

Section 2.08 Type; Interest Elections; Conversion and Continuation.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term SOFR Rate Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Term Loans shall have the same terms for all purposes. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the Borrower shall deliver an Interest Election Request in accordance with the terms of Section 2.03(a).

(c) If any such Interest Election Request requests a Term SOFR Rate Borrowing, but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three month’s duration.

(d) Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to any Term SOFR Rate Borrowing, prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Term SOFR Rate Borrowing, with an Interest Period of three months.

(f) Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Rate Borrowing and (ii) unless repaid, each Term SOFR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments. Unless previously terminated, (i) the Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date and (ii) the Delayed Draw Term Loan Commitments shall automatically terminate upon the earlier of (i) with respect to the applicable portion of the Delayed Draw Term Loan Commitments representing the funding of any Delayed Draw Term Loans, the making of such Delayed Draw Term Loans on a Delayed Draw Funding Date and (ii) the Delayed Draw Term Loan Termination Date.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Term Loans to the Administrative Agent for the account of each applicable Term Lender on the Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type thereof and the Interest Period

(if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.10(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that any Loan made by it, including any PIK Interest in respect thereof, be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with Section 2.11(a)(ii), the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans in whole or in part, subject to Section 2.12(c). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) in the form of a Prepayment Notice not later than 12:00 p.m. three (3) Business days before (or such later date as determined by the Required Lenders in their reasonable discretion) the day of prepayment. Each such Prepayment Notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any Prepayment Notice delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such Prepayment Notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such Prepayment Notice relating to any Borrowing, the

Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000, in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).

(b) Mandatory Prepayments.

(i) In the event that the Borrower or any of its Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01), the Borrower shall, promptly upon (and in any event not later than two (2) Business Days thereafter) the receipt of such Net Proceeds by the relevant Person, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Term Loans in accordance with Section 2.11(b)(iii) below.

(ii) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(iii) All prepayments accepted under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower, and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages. If no Lender exercises the right to waive a prepayment of the Term Loans pursuant to Section 2.11(b)(ii), the amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans that are ABR Loans and then to the then outstanding Term Loans that are Term SOFR Rate Loans.

(iv) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 and (B) shall be without premium or penalty other than as expressly set forth in this Agreement.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Agent Fee Letter.

(b) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Agent Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(c) In the event that, in each case whether before or after an Event of Default or acceleration shall have occurred, (i) the Borrower makes an optional prepayment of any Term Loans pursuant to Section 2.11(a)(i); (ii) the Borrower prepays or refinances any Term Loans pursuant to Section 2.11(b); (iii) the Term Loans are accelerated (including any acceleration of the Term Loan Maturity Date) for any reason, including because of an Event of Default pursuant to Section 7.01(f) or (g) (including the commencement of an insolvency proceeding), by operation of law or otherwise; (iv) the Obligations are satisfied (in whole or in part) or released by foreclosure (whether by power of judicial foreclosure or otherwise), deed in lieu of foreclosure or by any other means or the making of a redemption, repayment or distribution of any kind in any insolvency proceeding to the Term Lender in full or partial satisfaction of the Obligations; or (v) the Borrower repays or replaces (including, without limitation, by way of assignment) any Lender in accordance with Section 2.19(b)(iv) (any of the foregoing, a “Make-Whole Premium Event”), then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders (including any non-consenting Lender whose Loans are repaid or replaced pursuant to Section 2.19(b)(iv)), a premium equal to the Make-Whole Premium in respect of such Term Loans on the date of the Make-Whole Premium Event. In the event that, in each case whether before or after an Event of Default or acceleration shall have occurred, including without limitation (x) in connection with a Make-Whole Premium Event or (y) upon maturity (including the Term Loan Maturity Date, as such may be accelerated by operation of this Agreement or applicable law), any Term Loans (A) shall be repaid or prepaid (or replaced by the Borrower (including, without limitation, by way of assignment) in accordance with Section 2.19(b)(iv)), (B) become accelerated (including any acceleration of the Term Loan Maturity Date) for any reason, including as a result of an Event of Default under Section 7.01(f) or (g) (including the commencement of an insolvency proceeding), by operation of law or otherwise or (C) the Obligations are satisfied (in full or in part) or released by foreclosure (whether by power of judicial foreclosure or otherwise), deed in lieu of foreclosure or by any other means or the making of a redemption, repayment or distribution of any kind in any insolvency proceeding to the Term Lenders in full or partial satisfaction of the Obligations (any of the foregoing, an “Early Exit Premium Event”), then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders (including any non-consenting Lender whose Loans are repaid or replaced pursuant to Section 2.19(b)(iv)), a premium equal to the Early Exit Premium in respect of such Term Loans on the date of the Early Exit Premium Event. Such repayment and/or prepayment premiums, referred to in this Section 2.12(c), including each Make-Whole Premium and Early Exit Premium, constitute collectively the “Prepayment Premium”. Each Prepayment Premium shall be fully earned and due and payable on the date of the relevant Make-Whole Premium Event and/or Early Exit Premium Event, as applicable.

(d) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) The Borrower shall pay to Administrative Agent a fee (the “Unused DDTL Commitment Fee”) for the account of each Delayed Draw Term Lender in an amount equal to:

(i) the average daily balance of the Delayed Draw Term Loan Commitment of such Delayed Draw Term Lender during the preceding calendar quarter,

(ii) multiplied by three and three-quarters percent (3.75%) per annum.

The total Unused DDTL Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused DDTL Commitment Fees due to the Lenders, subject to Section 2.21. Such fee shall be payable quarterly in arrears on the last day of each calendar quarter following the Closing Date. The Unused DDTL Commitment Fee provided in this Section 2.12(e) shall accrue at all times from and after the execution and delivery of this Agreement through the Delayed Draw Term Loan Termination Date.

Section 2.13 Interest and Acceptance Fees.

(a) The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans comprising each Term SOFR Rate Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the requirement of Section 2.19(a) that payments by the Borrower hereunder be made in immediately available funds (but subject to Section 2.13(d) and (e)), regularly scheduled payments of interest accrued on Loans may be paid (in whole but not in part) in kind at the rate specified under clause (b) of the definition of “Applicable Rate” (at the election of the Borrower, notified in writing to the Lenders and the Administrative Agent no later than fifteen (15) Business Days prior to the applicable Interest Payment Date, and specifying the amount so elected to be paid in kind; provided, that failure to provide such notice by the date fifteen (15) Business Days prior to the applicable Interest Payment Date shall be deemed to be an election to pay in kind the maximum amount permitted hereunder) by addition of such amount, on the applicable date of payment, to the outstanding principal amount of applicable Loans (allocable among the Lenders according to their ratable shares of the applicable Loans), and such capitalized interest (the “PIK Interest”) shall thenceforth be considered an amount of outstanding principal of the Loans, made by the Lenders, for all purposes hereof (and shall bear interest in accordance with this Section 2.13). The obligation of the Borrower to pay such PIK Interest so added shall be automatically evidenced by the Promissory Notes. For the avoidance of doubt, with respect to any period for which interest is paid as PIK Interest (including as a result of the Borrower’s failure to provide a notice of election as specified above), the Applicable Rate shall accrue as set forth in clause (b) thereof.

(d) Notwithstanding the foregoing, at any time when an Event of Default occurs and is continuing under the Term Facility, all Term Loans and other duly owed past due Obligations shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of principal or interest of any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan as provided in this Section 2.13 or (ii) in the case of any other duly owed past due Obligation, 2.00% plus the rate applicable to Term Loans that are Term SOFR Rate Loans as provided in Section 2.13(b).

(e) Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and on the Maturity Date applicable to such Loan; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Term SOFR Rate shall be determined by the Administrative Agent (pursuant to written instruction from the Required Lenders), and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(g) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right (but not the obligation) (with the consent of the Borrower) to make Benchmark Replacement Conforming Changes from time to time pursuant to written instruction from the Required Lenders and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement

Conforming Changes will become effective upon the receipt of the consent of the Borrower but without any further action or consent of any other party to this Agreement. The Administrative Agent will promptly notify the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14 Alternate Rate of Interest.

If at least two (2) Business Days prior to the commencement of any Interest Period for a Term SOFR Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period: or

(b) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give written notice thereof to the Borrower and the Lenders by hand delivery, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees to promptly do. Upon such notice by the Administrative Agent to the Borrower and the Lenders, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, (ii) if any Borrowing Request requests a Term SOFR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing and the utilization of the Term SOFR Reference Rate component in determining the Alternate Base Rate shall be suspended, and (iii) any outstanding affected Term SOFR Rate Borrowing will be deemed to have been converted into ABR Borrowing at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Subject to Section 1.11, if the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that “Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Borrowings shall be determined by the Required Lenders without reference to clause (b) of the definition of “Alternate Base Rate” until the Required Lenders revoke such determination.

(c) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.14(a) and/or is advised by the Required Lenders of their determination in accordance with Section 2.14(b) and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “Term SOFR Reference Rate”, and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Loans impacted by Section 2.14(a) and (b) will be handled as otherwise provided pursuant to the terms of this Section 2.14.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate);

(ii) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender any other condition (other than Taxes) affecting this Agreement or Term SOFR Rate Loans made by any Lender,

and the result of any of the foregoing is to increase the cost to the relevant Lender or such other Recipient of making or maintaining any Term SOFR Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise) in respect of any Term SOFR Rate Loan, then, within 30 days after the Borrower’s receipt of the certificate contemplated by Section 2.15(c), the Borrower will pay to such Lender or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender or such other Recipient as applicable for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) such Lender invokes Section 2.20 or (y) in the case of any request for reimbursement under Section 2.15(a)(iii) resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or such other Recipient determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such other Recipient’s capital or on the capital of such Lender’s or such other Recipient’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or other Recipient or such Lender’s or other Recipient’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s policies and the policies of such Lender’s or other Recipient’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by Section 2.15(c) the Borrower will pay to such Lender or other Recipient, as applicable, such additional amount or amounts as will compensate such Lender or such Lender’s or such other Recipient’s holding company for any such reduction suffered.

(c) Any Lender or such other Recipient requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or such other Recipient or the holding company thereof, as applicable, as specified in Section 2.15(a) or (b), (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or such other Recipient is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 [Reserved]

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment (as determined in the good faith discretion of the applicable withholding agent), then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17), each Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of its obligations pursuant to Section 2.17(a), the Borrower shall indemnify the Administrative Agent and each Lender within ten (10) days after receipt of demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender or withheld or deducted (or required to be withheld or deducted) from a payment to such Lender or Administrative Agent, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that, if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable commercially efforts to cooperate with the Borrower to obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrower in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or the Administrative Agent (on its own behalf or on behalf of a Lender) shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes not described in clauses (i) or (ii) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender (which shall include the Administrative Agent for purposes of this Section 2.17(f)) that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any Successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) two (2) executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code, and that no payments hereunder to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2, Exhibit G-3 or Exhibit G-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; provided that solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent shall, and any successor to the Administrative Agent (a “Successor Administrative Agent”) that is not an “exempt recipient” (within the meaning of Treas. Reg. 1.6049-4(c)(1)(ii)) on or before the date such Successor Administrative Agent becomes a party to this Agreement shall, deliver to Borrower whichever of the following is applicable: (i) if such agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed copies of IRS Form W-9 certifying that such agent is exempt from U.S. federal backup withholding or (ii) if such agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two (2) executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that such agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, such agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s regarded owner and, as applicable, such Lender.

Notwithstanding anything to the contrary in this Section 2.17(f), no Recipient shall be required to provide any documentation that such Recipient is not legally eligible to deliver.

(g) If any party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17, it shall pay over such refund to the relevant indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, upon the request of such indemnified party, such indemnifying party agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place such indemnified party in a less favorable net after-Tax position than the position that such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15 or 2.17, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Type and each conversion of any Borrowing or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages. All payments (including any principal, accrued interest, fees or other obligations otherwise accruing or becoming due) hereunder shall be made in Dollars. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder, upon the receipt of all required funds by the participating Lenders, shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) All proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due that have been incurred by any Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, in each case to the extent payable or reimbursable by the Loan Parties under the Loan Documents, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to any Agent (other than those covered in clause first above) from the Borrower constituting Obligations, third, on a pro rata basis in accordance with the amounts of the Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Obligations, and fourth, any remainder shall be for the account of the Borrower.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender with Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (although the Administrative Agent is not obligated to do so and for the avoidance of doubt, the Administrative Agent is not a Lender and will not fund any amounts due hereunder or in connection herewith), in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(a) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term SOFR Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term SOFR Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans, in each case of such Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20 Illegality.

(a) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Reference Rate, Term SOFR Rate or Term SOFR or to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR Rate or Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent:

(i) any obligation of such Lender to make or continue Term SOFR Rate Loans or to convert ABR Loans to Term SOFR Rate Loans shall be suspended,

(ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate of such Lender’s ABR Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent (pursuant to written instruction from the Required Lenders) without reference to the Term SOFR Reference Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly),

(iii) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or if applicable, convert all of such Lender’s (A) Term SOFR Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent (pursuant to written instruction from the Required Lenders) without reference to the Term SOFR Reference Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loans,

(iv) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR Rate or Term SOFR.

(b) Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c) Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender.

(b) The Loans and the Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Delayed Draw Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made or created, as applicable, at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Article 3

REPRESENTATIONS AND WARRANTIES

To the extent required pursuant to Section 4.01 hereof, as applicable, the Borrower hereby represents and warrants to the Lenders, on the Closing Date and the date of any subsequent borrowing of Loans (in each case, except in respect of Sections 3.01, 3.02, 3.03, 3.08, 3.19 and 3.20, other than as expressly otherwise disclosed in the Borrower’s public filings with the SEC pursuant to the Exchange Act prior to the Closing Date (other than predictive or cautionary disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” or in any “forward looking statements disclaimer”)), that:

Section 3.01 Organization; Powers. Each of the Borrower and each of its Subsidiaries (a) is (i) duly organized or incorporated, as applicable, and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01(c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. Subject to the Perfection Requirements, the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws.

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect; (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this Section 3.03(b)(ii), could reasonably be expected to have a Material Adverse Effect; and (c) will not violate or result in a default under any material Contractual Obligation, including, but not limited to the Material Contracts to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein and (y) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Closing Date, no Loan Party owns any fee-owned Material Real Estate Asset.

(b) The Borrower and each of its Subsidiaries have good title to their Material Real Estate Assets and personal property and assets, in each case, except (i) for where failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) Permitted Liens.

(c) The Borrower and its Subsidiaries own or otherwise have a license or right to use all IP Rights reasonably necessary for use in the conduct of their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement, misappropriation or other violation of the IP Rights of third parties, except to the extent any such failure to own or license or have rights to use such IP Rights would not, or where such infringement, misappropriation or other violation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the knowledge of the Borrower, the Borrower and its Subsidiaries have not infringed, misappropriated or otherwise violated, and, to the knowledge of the Borrower, do not infringe, misappropriate or otherwise violate, any IP Rights of any third party, except to the extent such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Subsidiaries is subject to or has received written notice of any pending or unresolved Environmental Claim or Environmental Liability and (ii) the Borrower and each of its Subsidiaries are, and for the past year, have been, in compliance with Environmental Law including obligations to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the conduct of the business of the Borrower and/or its Subsidiaries.

(c) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or released any Hazardous Materials or conducted any other Hazardous Materials Activity and, to the knowledge of Borrower, no person has released any Hazardous Materials at any currently or formerly owned real estate or facility in each case, in a manner, that would reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and each of its Subsidiaries, as applicable, is in compliance in all material respects with the Settlement Agreement.

Section 3.07 Compliance with Laws. Each of the Borrower and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to any Requirements of Law specifically referenced in Section 3.17.

Section 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all U.S. federal, state and local income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all U.S. federal, state and local income and other material Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP (to the extent so required under GAAP).

Section 3.10 ERISA.

(a) Each Employee Benefit Plan is in compliance in form and operation with its terms and with applicable provisions of ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) (i) No ERISA Event has occurred and is continuing or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 et seq. of ERISA with respect to a Multiemployer Plan, or (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) As of the Closing Date, all written information (other than the Projections, financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning the Borrower and its Subsidiaries that was prepared by or on behalf of the Borrower or any of its Subsidiaries or their respective representatives and made available to the Required Lenders in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.12 Solvency. As of the Closing Date and each Delayed Draw Funding Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of Indebtedness and obligations on the Closing Date and any Delayed Draw Funding Date in connection with this Agreement and the Transactions, (a) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole; (b) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (c) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, taken as a whole, contemplated as of the Closing Date, (d) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business and (e) the Borrower and its Subsidiaries reasonably expect that the use of proceeds of the Term Loans will enable the Borrower and its Subsidiaries to fund their operating expenses in the ordinary course of business and continue to operate as a going concern, in each case in accordance with the Approved Budget. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each Subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable Subsidiary and (b) the type of entity of the Borrower and each of its Subsidiaries.

Section 3.14 Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Perfection Requirements, and the provisions, limitations and/or exceptions set forth in this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein.

Section 3.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or concerted slowdowns against the Borrower or any of its Subsidiaries by any employees of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened; (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with wage and hour matters; (c) the Borrower and the Subsidiaries are in compliance with all applicable employment laws including work authorization and immigration; and (d) all payments due from the Borrower and the Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17 OFAC; USA PATRIOT Act and FCPA.

(a) (i) None of the Borrower or any of its Subsidiaries or any director, officer or, to the knowledge of the Borrower, employee of any of the foregoing is, or is 50 percent or greater owned or controlled by any individual or entity that is, the target of any U.S. asset-blocking sanctions administered by the United States government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (collectively, “Sanctions”); and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is the target of any Sanctions, or in any country or territory that is the target of any comprehensive Sanctions, except to the extent licensed or otherwise authorized or exempted under U.S. law.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c) None of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent or employee of the Borrower or any Subsidiary, is in material violation of any applicable laws, rules or regulations of any jurisdiction relating to corruption or bribery applicable to the Borrower or any Subsidiary including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) (collectively, the “Anti-Corruption Laws”), which the Loan Parties acknowledge prohibit, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or knowingly indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA, or any applicable anti-corruption Requirement of Law of any Governmental Authority. The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in each case, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other applicable anti-corruption Requirement of Law of any Governmental Authority.

Section 3.18 Insurance. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are, in the good faith judgment of the Borrower, in accordance with normal industry practice for companies of a similar size in similar locations.

Section 3.19 Status of the Term Facility as Senior Indebtedness. The obligations under the Term Facilities constitute “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable).

Article 4

CONDITIONS

Section 4.01 Closing Date. The obligations of each Term Lender to provide Initial Term Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party thereto (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) the Loan Guarantee, (D) any Intellectual Property Security Agreements and (E) any Promissory Note requested by a Lender at least three (3) Business Days prior to the Closing Date and (ii) at least one (1) Business Day prior to the Closing Date (or such later date as the Required Lenders may agree in their reasonable discretion), a Borrowing Request executed by the Borrower.

(b) Legal Opinions. The Agents (or their counsel) shall have received, on behalf of itself and the Lenders on the Closing Date, a customary written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in its capacity as special counsel to the Loan Parties, dated as of the Closing Date and addressed to the Agents and the Lenders on the Closing Date.

(c) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated as of the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon; (y) a true and correct copy of the by-laws or operating, management, partnership, shareholders’ or similar agreement of such Loan Party, to the extent applicable, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership, shareholders’ or similar agreement are in full force and effect; and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(d) Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the Closing Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(e) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Agent Fee Letter and (ii) all reasonable and documented out-of-pocket expenses required to be paid by the Borrower for which invoices have been presented at least three (3) Business Days prior to the Closing Date or such later date to which the Borrower may agree, which amounts may be offset against the proceeds of the Loans.

(f) [Reserved].

(g) No Default. No Default or Event of Default shall have occurred and be continuing, or would immediately result from the making of the proposed Initial Term Loans or from the application of the proceeds thereof.

(h) Approved Budget. The Administrative Agent and the Lenders shall have received the Approved Budget.

(i) Perfection Certificate. The Administrative Agent and Collateral Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower on behalf of all the Loan Parties, together with all attachments contemplated thereby.

(j) Pledged Stock and Pledged Notes. Subject to the last paragraph of this Section 4.01, the Collateral Agent (or its counsel) shall have received (i) the certificates representing any Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) any Material Debt Instrument required to be pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.

(k) Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement or a filing in the U.S. Copyright Office or the U.S. Patent and Trademark Office) required by any Collateral Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(l) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying to the satisfaction of the conditions precedent set forth in Sections 4.01(e) and (h).

(m) USA PATRIOT Act. No later than three (3) Business Days in advance of the Closing Date, the Lenders shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by each Lender at least ten (10) Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n) Beneficial Ownership Certification. To the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, no later than three (3) Business Days in advance of the Closing Date, to the extent requested at least ten (10) Business Days in advance of the Closing Date the Borrower shall have delivered a Beneficial Ownership Certification as required by the Beneficial Ownership Regulation in relation to the Borrower to the Administrative Agent.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Required Lenders.

Section 4.02 Delayed Draw Funding Date. The obligations of each Term Lender to fund Delayed Draw Term Loans on any Delayed Draw Funding Date shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) Borrowing Request. The Administrative Agent (or its counsel) shall have received, at least three (3) Business Days prior to the Delayed Draw Funding Date (or such later date as the Required Lenders may agree in their reasonable discretion), a Borrowing Request executed by the Borrower, specifying the amount of the Delayed Draw Term Loans requested (which shall not be greater than $2,000,000 in any one (1) calendar week and shall be in accordance with the then effective Approved Budget) and the Delayed Draw Funding Date shall be on or prior to the Delayed Draw Term Loan Termination Date.

(b) Approved Budget. With respect to any Delayed Draw Funding Date for Delayed Draw Tranche B Term Loans occurring on or after January 1, 2024, the Administrative Agent shall have received, at least five (5) Business Days prior to such Delayed Draw Funding Date (or such later date as the Required Lenders may agree in their reasonable discretion) an Approved Budget which shall have been approved by the Required Lenders in accordance with Section 5.01(j) prior to any such Delayed Draw Funding Date. For the avoidance of doubt, the Approved Budget for purposes of any Delayed Draw Funding Date occurring in the Fiscal Year ending December 31, 2023 shall be the Approved Budget in effect on the Closing Date and attached hereto as Exhibit F.

(c) Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the Delayed Draw Funding Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(d) No Default. No Default or Event of Default shall have occurred and be continuing, or would immediately result from the making of the proposed Delayed Draw Term Loans or from the application of the proceeds thereof.

(e) Cash Amount. On the Delayed Draw Funding Date, prior to giving effect thereto, the Cash Amount shall not be less than $25,000,000.

(f) Use of Proceeds. The Borrower shall not be permitted to use the proceeds of the Delayed Draw Term Loans in contravention of the Approved Budget unless approved in writing by the Required Lenders.

(g) Post-Closing Deliverables and Actions. The Collateral Agent shall have received the certificates, endorsements and documentation contemplated to be delivered pursuant to Sections B, C and D of Schedule 5.14.

Article 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash (such date, the “Termination Date”), the Borrower hereby covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the end of each Fiscal Quarter, commencing with the first full Fiscal Quarter ending after the Closing Date, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail, and certified by a Responsible Officer of the Borrower that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year commencing with the first Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (i) the impending maturity of any Indebtedness or (ii) an actual or prospective breach of any financial covenant under any Indebtedness) or (y) a qualification as to the scope of the audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP;

(c) Compliance Certificate. Upon the delivery of financial statements of the Borrower pursuant to Section 5.01(a) in respect of the first three Fiscal Quarters of each Fiscal Year and Section 5.01(b), a duly executed and completed Compliance Certificate;

(d) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a notice in reasonable detail specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposing to take with respect thereto;

(e) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(f) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(g) Financial Reports. (i) Within 30 days of the end of each calendar month, an unaudited management-prepared monthly “flash report” covering the consolidated operations of the Borrower and its Subsidiaries during such calendar month, in form and detail as provided to the senior management of the Borrower or the board of directors of the Borrower or any of its parent companies and (ii) on the third Business Day of each week, a report specifying the Cash Amount as of the last Business Day of the preceding week

(h) Information Regarding Collateral. Prompt (and, in any event, within 30 days of the relevant change or such later date as the Required Lenders may reasonably agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in the location of any Loan Party’s chief executive office, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(i) Other Information. Promptly after such request, such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Subsidiaries; provided that none of the Borrower nor any Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers; (b) in respect of which disclosure to any Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law; (c) that is subject to attorney-client or similar privilege or constitutes attorney work product; or (d) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(i));

(j) Approved Budget. The Approved Budget shall be updated, modified or supplemented by the Borrower every 4 weeks commencing January 1, 2024 in writing transmitted to the Administrative Agent and the Lenders, and no such updated, modified or supplemented budget shall be effective unless and until the Administrative Agent (acting at the direction of the Required Lenders in their discretion) expressly approves such supplemented budget in writing, at which time such budget shall be deemed the then effective Approved Budget; provided that in the event the Required Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified or supplemented budget as a resolution to such an objection, such then effective Approved Budget shall remain in effect unless and until a new Approved Budget is expressly approved by the Administrative Agent in writing (acting at the direction of the Required Lenders in their discretion). Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent on Schedule 9.01 as updated from time to time);

or (ii) with respect to any item required to be delivered pursuant to Section 5.01(a), (b) or (i) above (with respect to clause (i), in respect of information filed by the Borrower with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports)), on the date which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, the Borrower will, and the Borrower will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of the Borrower’s Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03 Payment of Taxes and Obligations. The Borrower will, and the Borrower will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon, and all of its other obligations and liabilities before the same shall have become overdue; provided, however, that no such Tax, obligation or liability need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with insurers reasonably believed by the Borrower to be financially sound and reputable at the time such insurance was purchased, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts

(giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws. Each such policy of insurance shall, subject to Section 5.14, (i) name the Administrative Agent on behalf of the Secured Parties as a lender loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier and subject, in all respect to Section 5.14, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender loss payee or additional insured thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit any authorized representative designated by the Required Lenders to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Borrower (or any of its subsidiaries) shall be given a reasonable opportunity, at its election, to be present at or participate in any such discussion) at the expense of the Borrower, all upon reasonable notice and at reasonable times during normal business hours; provided that none of the Borrower nor any Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers; (b) in respect of which disclosure to any Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law; (c) that is subject to attorney-client or similar privilege or constitutes attorney work product; or (d) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws. The Borrower will comply, and will cause each of its Subsidiaries to comply, with (i) the requirements of all applicable Requirements of Law, including applicable ERISA and all Environmental Laws, the Anti-Money Laundering Laws, and the Anti-Corruption Laws, except to the extent the failure of the Borrower or the relevant Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect and (ii) Sanctions laws in all material respects.

Section 5.09 Environmental.

(a) The Borrower will deliver to the Administrative Agent as soon as reasonably practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any written communications with respect to (i) any Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) any Release by, or Hazardous Materials Activity of, the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and (iii) any request made to the Borrower or any of its Subsidiaries for information from any Governmental Authority in connection with such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be responsible or otherwise liable for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect.

(b) The Borrower shall reasonably promptly take, and shall cause each of its Subsidiaries to promptly take any and all actions reasonably necessary to (i) cure any violation of or noncompliance with any Environmental Law by the Borrower or their Subsidiaries and appropriately address any Release or threatened Release of Hazardous Materials by Borrower or their Subsidiaries to the extent required under Environmental Law at or from any real property or facility owned, leased or operated by the Borrower or any of its Subsidiaries, in each case, that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Material Contracts. The Borrower will, and will cause each other Loan Party to, maintain compliance with all Material Contracts in all material respects.

Section 5.11 Use of Proceeds. The Borrower shall use the proceeds of the Term Loans for the Transactions and the payment of Transaction Costs, and for other ordinary and necessary business expenses of the Loan Parties not inconsistent with the terms of this Agreement and, in each case in accordance with the Approved Budget.

Section 5.12 Covenant to Guarantee Obligations and Provide Security.

(a) Upon the formation or acquisition after the Closing Date of any Subsidiary (other than any Excluded Subsidiary) or upon any Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three (3) Fiscal Quarters of any Fiscal Year, on or before the date that is the later of (1) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition or cessation occurred and (2) 30 days after the date of such formation, acquisition or cessation or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth (4th) Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the case of clauses (x) and (y), such longer period as the Required Lenders may reasonably agree), the Borrower shall (A) cause such Subsidiary to comply with the Collateral and Guarantee Requirements and (B) upon the reasonable request of the Required Lenders, cause the relevant Subsidiary to deliver to the Administrative Agent a customary opinion of counsel for such Subsidiary, addressed to the Administrative Agent and the Lenders.

(b) Within 60 days after the acquisition or leasing by any Loan Party that is a U.S. Subsidiary of any Material Real Estate Asset (other than any Excluded Asset) (or such longer period as the Required Lenders may reasonably agree), the Borrower shall notify the Administrative Agent, and the Borrower will cause such Loan Party to take such actions as are required by the Real Estate Collateral Requirements, all at the expense of the Borrower; it being understood and agreed that with respect to any Material Real Estate Asset owned, leased or occupied by any Subsidiary at the time such Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired or leased by such Subsidiary on the first (1st) day of the time period within which such Subsidiary is required to become a Loan Party under Section 5.12(a); it being further understood and agreed that, with respect to any lease of real property that constitutes a Material Real Estate Asset, the obligation to deliver any Real Estate Collateral Requirement pursuant to the terms of this Agreement, including any Leasehold Mortgage, shall be subject to Borrower obtaining all necessary consents from the applicable landlord (and Borrower shall use commercially reasonable efforts to obtain such consent (it being agreed that the Borrower will use reasonable best efforts with respect to the Olive Branch Leased Property pursuant to Section 5.14 hereof. Notwithstanding the foregoing provisions of this Agreement or any other Loan Document to the contrary, with respect to leases of real property that do not constitute Material Real Estate Assets entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to the creation or perfection of security interests with respect to such leases; provided, that each Loan Party, as applicable, shall use commercially reasonable efforts to deliver landlord lien waivers, estoppels and collateral access letters and equivalent in respect of each such leased real property as the Required Lenders may reasonably request.

(c) (i) as soon as practicable, and in any event within thirty (30) calendar days, following the Closing Date (or such longer period as the Required Lenders may reasonably agree), the Borrower or any Loan Party that is a U.S. Subsidiary, as applicable shall enter into a customary Control Agreement with respect to each Deposit Account located in the United States set forth in Schedule 5.12(c) and (ii) in the event that the Borrower or any Loan Party that is a U.S. Subsidiary, as applicable, acquires any Deposit Account located in the United States that is not an Excluded Account or a previously Excluded Account that is located in the United States no longer constitutes an Excluded Account, then, in each case, the applicable Loan Party shall promptly (and in any event within thirty (30) calendar days after the acquisition or change in status thereof, as applicable, or such longer period as the Required Lenders may reasonably agree) enter into a customary Control Agreement with respect to such Deposit Account.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent (acting at the direction of the Required Lenders) may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time;

(ii) any Lien required to be granted from time to time pursuant to Section 5.14 hereof, the Collateral and Guarantee Requirements and/or Real Estate Collateral Requirements shall be subject to the exceptions and limitations set forth in the applicable Collateral Documents;

(iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts other than (x) control of pledged Capital Stock and/or Material Debt Instruments that constitute Collateral and (y) control of certain Deposit Accounts pursuant to Section 5.12(c);

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, warehouseman waiver or other collateral access or similar letter or agreement;

(v) in no event will the Collateral include any Excluded Asset;

(vi) no action shall be required to perfect any Lien with respect to any of the foregoing: (x) any vehicle or other asset subject to a certificate of title or serial number goods, and/or (y) Letter-of-Credit Rights with a value of less than $50,000, in each case except to the extent that a security interest therein can be perfected by filing a UCC-1 or similar financing statement or any analogous filing in any other jurisdiction, in each case without the requirement to list any VIN, serial or similar number or other specific description thereof;

(vii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings); (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings); or (C) except with respect to the Capital Stock of any Loan Party or any Wholly-Owned Subsidiary that is a Subsidiary, trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, in each case, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (viii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(viii) no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction; (B) be prohibited under any applicable Requirement of Law; and/or (C) result in material adverse tax consequences to the Borrower, any Subsidiary and/or the Borrower’s direct or indirect owners, as reasonably determined by the Borrower and specified in a written notice to the Administrative Agent;

(ix) any joinder or supplement to any Loan Guarantee, any Collateral Document and/or any other Loan Document executed by any Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (pursuant to written instruction from the Required Lenders, not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(x) [reserved]; and

(xi) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as reasonably determined by the Borrower and the Required Lenders.

Section 5.13 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12 or any Loan Document and the Perfection Requirements (if applicable):

(a) the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent may (acting at the direction of the Required Lenders) reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties (including but not limited to, for the avoidance of doubt, with respect to all Material Real Estate Assets, a fixture filing and Mortgage or Leasehold Mortgage, as applicable, in each county in which any such Material Real Estate Asset is located to be executed and recorded in accordance with the terms and conditions set forth in this Agreement, including the limitations set forth in the definition of “Real Estate Collateral Requirements”, Section 5.12 and Section 5.14 hereof).

(b) the Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.14 Post-Closing Covenant. The Loan Parties shall comply with their obligations described in Schedule 5.14, in each case, within the applicable periods of time specified in such Schedule with respect to the relevant item (or such longer periods as the Required Lenders may agree in their reasonable discretion).

Section 5.15 Lender Calls. The Borrower will engage in telephonic or virtual meetings (at the election of the Borrower) with the Lenders each Fiscal Quarter at a date and time to be determined by the Borrower within a reasonable period following the required date of delivery of the applicable Compliance Certificate pursuant to Section 5.01(c), commencing with the delivery of the Compliance Certificate for the first full Fiscal Quarter ending after the Closing Date, which meeting shall be solely to review the consolidated financial results of operations and the financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 5.16 Anti-Corruption Laws; Sanctions. Each Loan Party shall not, directly or, to the knowledge of such Loan Party, indirectly, (a) use any part of the proceeds of the Loans in violation of any applicable Anti-Corruption Law and Anti-Money Laundering Laws; (b) use any part of the proceeds of the Loans, or lend or contribute or otherwise make available such proceeds to any Person, to fund or finance any business or activities of, with or involving any Person that is the target of any Sanctions or in any country or territory, that is the target of any comprehensive Sanctions, except to the extent licensed or otherwise authorized or exempted under applicable law; (c) use any part of the proceeds of the Loans in any other manner that would constitute or cause a violation of Sanctions by any party hereto, including any Lender; or (d) repay any debt or obligation owed under this Agreement, in whole or in part, using any funds or moneys derived from transactions with any Person subject to Sanctions or in any country or territory that is the target of any comprehensive Sanctions.

Section 5.17 Cash Management. The Loan Parties shall (x) promptly deposit (and after the occurrence and during the continuance of a Default or Event of Default, such amounts shall be deposited with such increased frequency as requested by the Administrative Agent) all cash, check, drafts and other items including cash proceeds of accounts receivable and cash equivalents only into deposit accounts, securities accounts and other accounts of the Loan Parties subject to Control Agreements in favor of the Administrative Agent, (y) deposit into payroll accounts and disbursement accounts, constituting Excluded Accounts, only amounts not materially in excess of the amounts necessary to pay current payroll and disbursement obligations or to meet minimum account balance requirements and (z) use commercially reasonable efforts to concentrate all cash into such accounts agreed with the Administrative Agent which are subject to Control Agreements in favor of the Administrative Agent; provided that clauses (x) and (z) hereof shall not apply until the applicable Control Agreements are entered into by the applicable Loan Party in accordance with Section 5.14 hereof.

Article 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of the Borrower to any Subsidiary and/or of any Subsidiary to the Borrower and/or any other Subsidiary to the extent constituting an Investment permitted by Section 6.06; provided that any Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party must be unsecured or expressly subordinated to the Obligations of such Loan Party on subordination terms that are reasonably acceptable to the Required Lenders;

(c) [reserved];

(d) [reserved;

(e) Indebtedness of the Borrower and/or any Subsidiary pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, contract, holdback, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, together with any bank guaranties, letters of credit, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Borrower and/or any Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs;

(g) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower, any Subsidiary and/or any Joint Venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that a Subsidiary may not, pursuant to this Section 6.01(h), Guarantee any Indebtedness of a Loan Party that such Subsidiary would not have been permitted to incur under another clause of Section 6.01;

(i) Indebtedness of the Borrower and/or any Subsidiary existing, or pursuant to commitments existing, on the Closing Date described on Schedule 6.01 and Permitted Refinancing in respect thereof;

(j) Indebtedness of the Borrower and/or any Subsidiary consisting of obligations owing under supply, license or similar agreements entered into in the ordinary course of business or, in the case of licenses (including sublicenses), as permitted under Section 6.02(w);

(k) Indebtedness of the Borrower and/or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) Indebtedness of the Borrower and/or any Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(p) Indebtedness of the Borrower and/or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of the Borrower and/or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions or any other Investment permitted hereby;

(q) [reserved];

(r) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(s) [reserved];

(t) [reserved];

(u) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(v) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Borrower and/or any Subsidiary hereunder.

Section 6.02 Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens securing the Obligations;

(b) Liens for Taxes which are not at such time or of such amount that would be required to paid pursuant to Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than thirty (30) days, (ii) for amounts that are overdue by more than thirty (30) days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred:

(i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations;

(ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money);

(iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower and its Subsidiaries or (y) leases or licenses of tangible or intangible property otherwise permitted by this Agreement; and

(iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens encumbering any (i) interest or title of a lessor or sub-lessor under any lease of real estate not otherwise prohibited hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (f)(iii);

(g) [reserved];

(h) precautionary or purported Liens evidenced by the filing of UCC financing statements or similar filings under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statements under applicable Requirements of Law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) [reserved];

(l) Liens existing on the Closing Date and described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that

(i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon; and

(ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 6.01;

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business,

(ii) Liens encumbering reasonable customary initial deposits and margin deposits,

(iii) bankers Liens and rights and remedies as to Deposit Accounts,

(iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business,

(v) Liens in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and not granted in connection with the issuance of Indebtedness and

(vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q) [reserved];

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Subsidiaries;

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses (including sublicenses), cross-licenses or subleases granted to others (including with respect to IP Rights), in each case in the ordinary course of business which do not secure any Indebtedness or not interfering in any material respect with the ordinary conduct of the business of the Borrower or Subsidiary;

(x) [reserved];

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (r) and (s);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (and/or any similar Requirement of Law under any jurisdiction);

(aa) Liens (i) in favor of the Borrower or any Subsidiary and/or (ii) granted by any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party, in each case securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) [reserved];

(ee) (i) Liens on Capital Stock of a Joint Venture securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business; and

(hh) Liens disclosed in any mortgage policy delivered pursuant to Section 5.12(b) with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof).

Section 6.03 [Reserved].

Section 6.04 Restricted Payments; Restricted Debt Payments.

(a) Restricted Payments. The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may repurchase Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(ii) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Subsidiary) of, Qualified Capital Stock of the Borrower to the extent any such proceeds are contributed to the capital of the Borrower and/or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends or distributions on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of any Refunding Capital Stock;

(iii) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(g)), Section 6.07 (other than Section 6.07(b)(v)) and Section 6.09 (other than Section 6.09(d)); and

(iv) (i) conversions of any of the Borrower’s convertible securities into Capital Stock of the Borrower (other than Disqualified Capital Stock) and/or cash by reference thereto pursuant to the terms of such convertible securities or otherwise in exchange thereof (including any payment for accrued and unpaid interest) and payment of cash in lieu of the issuance of fractional shares in connection with any conversion or exercise of such convertible securities, (ii) Restricted Payments in connection with any exchange or repurchase of any convertible securities of the Borrower, (x) from the proceeds of or in consideration for other convertible securities, (y) from the proceeds of or in consideration for Capital Stock of the Borrower or (z) with respect to accrued and unpaid interest on such convertible securities, fractional convertible securities or fractional shares of the common stock of the Borrower, any payment of cash, (iii) non-cash payments, prepayments, distributions, purchases, redemptions and acquisitions of the Borrower’s convertible securities and (iv) Restricted Payments required to be made in respect of any warrants (including in connection with the termination of such warrants) in accordance with their terms).

(b) Restricted Debt Payments. The Borrower shall not, nor shall it permit any Subsidiary to, make any payment in Cash on or in respect of principal of any Restricted Debt, including any sinking fund or similar deposit, on account of the prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”) (it being understood that payments, prepayments, other distributions, purchases, redemptions or acquisitions for value required by the terms of any of the Borrower’s convertible securities shall not be considered “voluntary” for purposes of this Section 6.04(b)), except:

(i) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof), including all scheduled interest due upon the Existing Convertible Notes;

(ii) payments with, or conversions to, Permitted Equity (and payment of cash in lieu of fractional shares);

(iii) (x) with respect to the Borrower’s convertible securities (including the Existing Convertible Notes): (i) from the proceeds of or in consideration for other convertible securities, (ii) from the proceeds of or in consideration for Capital Stock of the Borrower, (iii) with respect to accrued and unpaid interest on such convertible securities, fractional convertible securities or fractional shares of the common stock of the Borrower, any payment of cash and (y) other payments upon the conversion or exercise, respectively, of the Existing Convertible Notes and the Borrower’s existing warrants to purchase the Common Stock of the Borrower; and

(iv) payments, prepayments, distributions, purchases, redemptions and acquisitions made with the proceeds of any Permitted Refinancing in respect of the applicable Indebtedness.

Section 6.05 Burdensome Agreements. Except as provided herein or in any other Loan Document, the Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Subsidiary to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on the Collateral to secure the Obligations (any of clauses (x), (y) or (z), a “Burdensome Agreement”), except restrictions:

(a) set forth in any agreement evidencing (i) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the assets intended to secure such Indebtedness, and (iii) Indebtedness permitted pursuant to clauses (l), (n) and/or (q) of Section 6.01;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses (including sublicenses), joint venture agreements and other agreements entered into in the ordinary course of business or, in the case of licenses (including sublicenses), as permitted under Section 6.02(w);

(c) that are or were created by virtue of any Lien granted upon transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition;

(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement relating to Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Subsidiary to Dispose of or encumber the assets subject thereto; and/or

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in Sections 6.05(a) through (n) above or in the first paragraph hereof; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Investment except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or in any Subsidiary, and (ii) Investments made after the Closing Date among the Borrower and/or one or more Subsidiaries; provided that Investments made after the Closing Date by any Loan Party in any Subsidiary that is not a Loan Party are in an aggregate outstanding amount not to exceed $100,000;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary or, in the case of licenses (including sublicenses), as permitted under Section 6.02(w);

(d) (i) Investments existing on the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(e) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(g) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(iv)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(b) (if made in reliance on clause (v)(w) therein));

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(i) Investments (including debt obligations and Capital Stock) received in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business;

(j) Investments in Wholly-Owned Subsidiaries that are Non-U.S. Subsidiaries solely to pay payroll and other expenses of such Non-U.S. Subsidiaries in the ordinary course of business;

(k) [reserved];

(l) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and

(ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(l) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(m) Investments made in connection with the Transactions;

(n) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Subsidiaries (other than any Non-U.S. Subsidiary), in each case, in the ordinary course of business or, in the case of licenses (including sublicenses), as permitted under Section 6.02(w);

(o) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(o);

(p) Investments consisting of the licensing, sublicensing or cross-licensing of IP Rights pursuant to joint marketing or other arrangements with other Persons entered into in the ordinary course of business which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or Subsidiary;

(q) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law; and

(r) Investments existing as of the Closing Date and made in the ordinary course of business in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of the Borrower, its subsidiaries and/or any Joint Venture.

Section 6.07 Fundamental Changes; Disposition of Assets.

(a) Fundamental Changes. The Borrower shall not, nor shall it permit any of its Subsidiaries to merge, consolidate or amalgamate, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), except that any Subsidiary may (1) be liquidated or dissolved, provided that the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, taken as a whole, and the Borrower or any Subsidiary receives any assets of the relevant dissolved or liquidated Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof), and (2) be merged, consolidated or amalgamated with or into the Borrower or any other Subsidiary; provided that:

(i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving Person, and

(ii) otherwise, in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of a Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent;

(b) Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Disposition of any assets, except:

(i) (x) Dispositions of inventory or equipment (in each case, that is not material to the business of the Borrower or the other Loan Parties, taken as a whole) or immaterial assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(ii) Dispositions of obsolete or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Subsidiary or the Borrower) or (B) otherwise economically impracticable to maintain;

(iii) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(iv) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(g)), (x) Permitted Liens and (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(iv));

(v) Dispositions of assets to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(vi) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(vii) Dispositions and/or terminations in the ordinary course of business of leases or subleases, (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line (other than a discontinuation caused by the sale or other transfer of such product line);

(viii) Dispositions of property subject to casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(ix) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions;

(x) [reserved];

(xi) non-exclusive licensing, sublicensing and cross-licensing arrangements involving IP Rights of the Borrower or any of its Subsidiaries in the ordinary course of business which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(xii) terminations or unwinds of Derivative Transactions; and

(xiii) the compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other dispute.

Section 6.08 Sale and Lease-Back Transactions. The Borrower or any Subsidiary shall not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.09 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their respective Affiliates; provided that the foregoing restriction shall not apply to the following transactions (each of which must be (x) in the ordinary course of business, (y) on terms that are no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time in a comparable arms-length transaction from a Person who is not an Affiliate, and (z) in accordance with the Approved Budget):

(a) (i) any transaction between or among the Borrower and/or one or more Loan Parties (or any entity that becomes a Loan Party as a result of such transaction) to the extent permitted or not restricted by this Agreement; and (ii) subject in case to the prior written consent of the Required Lenders, any transaction between or among a Loan Party and/or one or more Subsidiaries that are not Loan Parties;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Borrower or any Subsidiary;

(c) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors,

(ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and

(iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) transactions permitted by Sections 6.01(d), and (l), 6.04 and 6.06(j), (l) and (q);

(e) the Transactions, including the payment of Transaction Costs;

(f) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Subsidiaries in the ordinary course of business; and

(g) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement.

Section 6.10 Conduct of Business. From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses, including any natural evolutions or expansions thereof and (b) such other lines of business to which the Required Lenders may consent.

Section 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt)

(a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, is materially adverse to the interests of the Lenders (in their capacities as such); or

(b) in violation of any Acceptable Intercreditor Agreement, any intercreditor agreement related to such debt entered into with the Administrative Agent or the subordination terms set forth in the definitive documentation governing any Restricted Debt;

provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under the Loan Documents in respect thereof.

Section 6.12 Fiscal Year. The Borrower shall not change its Fiscal Year-end.

Section 6.13 Amendments of Organizational Documents and Material Contracts. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend any of its Organizational Documents or any Material Contracts, if the effect of such amendment is materially adverse to the interests of the Lenders (in their capacities as such), taken as a whole.

Section 6.14 Cash Management. No Loan Party shall establish or maintain any Deposit Account, securities account, commodity account, securities entitlement or commodity contract that is not a Controlled Account and no Loan Party will deposit proceeds in a Deposit Account, securities account, commodity account, securities entitlement or commodity contract which is not a Controlled Account, except that (x) the Loan Parties shall be entitled to establish or maintain Deposit Accounts, securities accounts, commodity accounts, securities entitlements and/or commodity contracts which are Excluded Accounts and (y) this Section 6.14 shall not apply until the applicable Control Agreements are entered into by the applicable Loan Parties in accordance with Section 5.14 hereof.

Section 6.15 Financial Covenant.

(a) Minimum Cash Balance. On the last Business Day of each week, starting with the first week commencing after the first Delayed Draw Funding Date, the Borrower shall not permit the Cash Amount to be less than $25,000,000.

Article 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan, premium (including, for the avoidance of doubt, any Prepayment Premium, which includes, for the avoidance of doubt, any Make-Whole Premium or Early Exit Premium) or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

(b) Default in Other Agreements.

(i) Failure by the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one (1) or more items of Indebtedness (other than Indebtedness referred to in Section 7.01(a) or any intercompany Indebtedness) an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or

(ii) breach or default by the Borrower or any of its Subsidiaries with respect to any other term of (A) in respect of one (1) or more items of such Indebtedness (other than Indebtedness referred to in clause (a) above or any intercompany Indebtedness) with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of such Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this 7.01(b)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder;

provided, further, that

(x) any such failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7 (it being understood that any event or condition set forth under this paragraph (b) shall not, until the expiration of any applicable grace period or the delivery of notice of Default by the applicable holder or holders of such Indebtedness, constitute a “Default” or “Event of Default” for purposes of this Agreement); and

(y) if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) of such Indebtedness irrevocably rescind such acceleration or waive such breach or default, the Event of Default with respect to this paragraph (b) shall automatically cease from and after such date.

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(d)(i) (provided that, the delivery of a notice of Default or Event of Default at any time will cure such Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable, but for the avoidance of doubt, will not cure the underlying Default or Event of Default as to which notice was required to be given), Section 5.02 (as it applies to the preservation of the existence of the Borrower), or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith being untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within thirty (30) days after the earlier of (i) the date of receipt by the Borrower of written notice thereof from the Administrative Agent and (ii) knowledge of a Responsible Officer of the Borrower or any other Loan Party of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, territorial or local Requirement of Law; or

(ii) the commencement of an involuntary case against the Borrower or any of its Subsidiaries under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for sixty (60) consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc.

(i) The consent, determination, approval, or agreement by the Borrower or any of its Subsidiaries to seek relief under or commence voluntary cases under any Debtor Relief Law, the entry against the Borrower or any of its Subsidiaries of an order for relief, the commencement by the Borrower or any of its Subsidiaries of a voluntary case under any Debtor Relief Law, or the consent, determination, approval, or agreement by the Borrower or any of its Subsidiaries to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent, determination, approval, or agreement by the Borrower or any of its Subsidiaries to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other officer having similar powers for or in respect of itself or for all or a substantial part of its property;

(ii) the making by the Borrower or any of its Subsidiaries of a general assignment for the benefit of creditors; or

(iii) the admission by the Borrower or any of its Subsidiaries in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable), indemnification or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of sixty (60) days; or

(i) Employee Benefit Plans. The occurrence of one (1) or more ERISA Events, which individually or in the aggregate result in liability of the Borrower or any of its Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guarantees, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof,

(i) any material Loan Guarantee for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof),

(ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent (upon receipt of written instructions from the Required Lenders) to file a UCC continuation statement or any equivalent financing statement or registration, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof); or

(iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guarantee) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC continuation statement or equivalent financing statement or registration shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination or intercreditor provisions of any document or instrument evidencing any Restricted Debt or any such subordination or intercreditor provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; provided that, for the avoidance of doubt, this clause (l) shall not apply in respect of any such Restricted Debt that is otherwise permitted to be secured by a Lien pursuant to Section 6.02(u); or

(m) MAE. The occurrence of any Material Adverse Effect.

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, on one or more occasions, at the same or different times, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

provided that upon the occurrence of an event with respect to the Borrower described in Section 7.01(f) or (g), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and any other Obligations of the Borrower accrued or accruing hereunder, including any Prepayment Premium , which includes, for the avoidance of doubt, includes any Make-Whole Premium or Early Exit Premium, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or equivalent applicable Requirement of Law, as applicable.

Without limiting the generality of the foregoing in this Article 7, it is understood and agreed that if the Obligations are accelerated (including pursuant to Article 7 as a result of any Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States or other Debtor Relief Laws or upon the occurrence of an Event of Default pursuant to Sections 7.01(f) or (g))), the Prepayment Premium, which includes, for the avoidance of doubt, any Make-Whole Premium or Early Exit Premium, shall also be due and payable on such date and such Prepayment Premium shall constitute part of the Obligations. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits and actual damages as a result thereof, the Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the applicable event giving rise thereto and the Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). THE BORROWER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. The Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; (D) any such Loan Party shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Prepayment Premium or any similar or comparable prepayment fee, and such Loan Party shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Prepayment Premium; (E) the Prepayment Premium shall be deemed earned on the Closing Date and due and payable upon the applicable triggering event, and (F) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to the Lenders as herein described are individually and collectively a material inducement to the Lenders to provide the Term Loans.

Article 8

THE AGENTS

Section 8.01 Administrative Agent and Collateral Agent.

(a) Each of the Lenders hereby, each, on behalf of itself and its applicable Affiliates irrevocably appoints Cantor Fitzgerald Securities (or any successor appointed pursuant hereto) as Collateral Agent and Cantor Fitzgerald Securities (or any successor appointed pursuant hereto) as Administrative Agent. Each of the Lenders hereby appoints each such Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender and authorizes each Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Unless otherwise specified herein, any consent, approval, determination, calculation or similar function the Administrative Agent is tasked with hereunder or under any other Loan Document, may be made by Administrative Agent at the instruction of the Required Lenders.

(b) Unless such Person is in fact not a Lender, any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not an Agent hereunder. The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall not be under any obligation to provide such information to them.

(c) No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and its duties shall be administrative in nature. Without limiting the generality of the foregoing,

(i) no Agent shall be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent, the Collateral Agent, the Agents or an Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties,

(ii) Notwithstanding anything else to the contrary herein or in the other Loan Documents, no Agent shall have any duty to take any discretionary action or refrain from acting or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02) it being understood that such Agent shall be fully protected in acting pursuant to such direction; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and

(iii) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(d) Neither any Agent nor any of such Agent’s Related Parties shall be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the written request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the applicable Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein; provided that no action taken or not taken by any Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as is necessary under the relevant circumstances as provided in Section 9.02) shall be considered gross negligence or willful misconduct of such Agent. No Agent shall be required to use, risk, or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or any Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into:

(i) any statement, warranty or representation made in or in connection with any Loan Document,

(ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document,

(iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default,

(iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document,

(v) the creation, continuation, perfection or priority of any Lien on the Collateral or the existence, genuineness, value, validity or sufficiency of the Collateral whether impaired by operation of law or by reason of any action or omission to act on their respective part hereunder or under the Security Agreement or to assure that the Liens granted to the Collateral Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority,

(vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or

(vii) any property, book or record of any Loan Party or any Affiliate thereof.

(e) Each Lender agrees that, except with the written consent of the Administrative Agent (at the written direction of the Required Lenders), it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, any Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under any Debtor Relief Law.

(f) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, each Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent (at the written direction of the Required Lenders) on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, as applicable, (in each case, at the written direction of the Required Lenders), and (ii) in the event of a foreclosure by the applicable Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to section 363 of the Bankruptcy Code), (A) the Administrative Agent and/or the Collateral Agent, as applicable, as agent for and representative of the Secured Parties, shall be entitled (at the written direction of the Required Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the applicable Agent at such Disposition and (B) the Administrative Agent (or its agent) or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

(g) Each of the Lenders hereby irrevocably authorizes the Administrative Agent and/or the Collateral Agent, as applicable, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(i) consent to the use of cash collateral by the Borrower in the event the Buyer files for bankruptcy protection under Chapter 11 of the of the Bankruptcy Code;

(ii) [reserved];

(iii) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of any Debtor Relief Law, including section 363 of the Bankruptcy Code;

(iv) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of any Debtor Relief Law, including section 363 of the Bankruptcy Code;

(v) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(vi) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; or

(vii) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party for purposes of any credit bid or purchase describe in the second preceding paragraph below;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent or the Collateral Agent pursuant to Section 8.01(g)(ii)-(iv) without its prior written consent.

Each Secured Party agrees that the Agents are under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase under Section 8.01(g)(ii)-(iv), the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, at the written direction of the Required Lenders, credit bid by any Agent on a ratable basis.

(h) With respect to any contingent or unliquidated claim that is an Obligation, the Administrative Agent or the Collateral Agent is hereby authorized, but is not required, to estimate the amount thereof (such estimate to be at the determination of the Required Lenders) for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Agents to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the relevant Agent, in its sole and absolute discretion (but at the written direction of the Required Lenders), elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

(i) Each Secured Party whose Obligations are credit bid under Section 8.01(g)(ii)-(iv) is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (i) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (ii) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

(j) In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent and/or the Collateral Agent (irrespective of whether the principal of any Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts to the extent due to the Lenders under Section 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(k) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the relevant Agent(s) and, in the event that the Agents consent to the making of such payments directly to the Secured Parties, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of any Agent and its respective agents and counsel, and any other amount due to the Agents under Section 9.03.

(l) Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

(m) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including any telephonic notice), request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the relevant Agent may presume that such condition is satisfactory to such Lender unless such Agent has received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(n) Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents, employees or attorneys in fact appointed by it and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent, employee or attorney in fact and to the Related Parties of the Agents and any such sub-agent, employee or attorney in fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the supervision, negligence or misconduct of any sub agent or attorney in fact that it selects with due care (in the absence of its own gross negligence or willful misconduct by such Agent, as determined by the final judgment of a court of competent jurisdiction). Any such delegation made shall not preclude the subsequent exercise of those rights and powers by any Agent, any revocation of such delegation or any subsequent delegation of any such rights, powers, authorities, and discretions.

(o) Each Agent may resign at any time by giving thirty (30) days’ written notice to the Lenders and the Borrower; provided that if no successor Agent is appointed in accordance with the terms set forth below within such thirty (30)-day period, the relevant Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor Agent or (y) the date that is twenty (20) days after the last day of such thirty (30)-day period. If the resigning Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender (and for the avoidance of doubt, the Administrative Agent is not a Lender and will not fund any amounts due hereunder or in connection herewith), either the Required Lenders or the Borrower may, upon ten days’ notice, remove such Agent; provided that if no successor Agent is appointed in accordance with the terms set forth below within such ten-day period, such Agent’s removal shall nonetheless be effective on the date that is twenty (20) days after the last day of such ten-day period. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Agent which shall be a commercial bank, trust company, financial institution or other Person reasonably acceptable to the Borrower with offices in the U.S.; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Agent gives notice of its resignation or such Agent receives notice of removal, then (a) in the case of a retirement, the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the retiring Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Obligations, such retiring Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to the Agents, all payments, communications and determinations required to be made by, to or through the Administrative Agent (if that is the retiring Agent) shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a Successor Administrative Agent, as provided above in this Section 8.01. Upon the acceptance of appointment as Agent hereunder as a successor Agent, the successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity or other payments owed to the retiring Agent), and the retiring or removed Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent. After an Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Agent (including for this purpose holding any collateral security following the retirement or removal of the Collateral Agent).

(p) Each Lender acknowledges that it has, independently and without reliance upon the any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Each Lender acknowledges that no Agent, nor any Related Party thereof, has made any representation or warranty to it, and that no act by any Agent or any Related Party thereof shall be deemed to constitute any representation or warranty by an Agent or such Related Party to any Lender as to any matter, including whether such Agent or the Related Parties thereof have disclosed material information in their possession. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent (or any other Agent) shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent or any of its Related Parties.

(q) Each Secured Party irrevocably authorizes and instructs each Agent, where applicable, to, and such Agent upon such Agent’s receipt of confirmatory written instruction from the Required Lenders shall:

(i) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon the occurrence of the Termination Date, (B) that is sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (C) that does not constitute (or ceases to constitute) Collateral, (D) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guarantee otherwise in accordance with the Loan Documents, or (E) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(ii) subject to Section 9.23, release any Subsidiary Guarantor from its Loan Guarantee (x) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary and/or (y) upon the occurrence of the Termination Date;

(iii) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(n) (other than any Lien on the Capital Stock of the Borrower or any Subsidiary Guarantor) (and any Permitted Refinancing in respect thereof); provided that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(n) (and any Permitted Refinancing in respect thereof) to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(iv) enter into subordination, intercreditor, collateral trust and/or similar agreements, in each case, reasonably acceptable to the Required Lenders, with respect to Indebtedness (including any Acceptable Intercreditor Agreement and/or any amendment thereof) that is (x) required or permitted to be subordinated hereunder and/or (y) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

(r) Upon the request of any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guarantee or its Lien on any Collateral pursuant to this Section 8.01. In each case specified in this Section 8.01, the applicable Agent will (and each Lender hereby authorizes such Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 8.01.

(s) Notwithstanding anything to the contrary contained herein, no Agent shall have any responsibility to the Secured Parties for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE LOAN OR ANY LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT RELATED THERETO, NO AGENT SHALL HAVE ANY DUTY OR LIABILITY WHATSOEVER WITH RESPECT TO ANY LOAN OR THE LOAN DOCUMENTS TO ANY PERSON IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT. Notwithstanding anything contained in the Loan Documents or otherwise to the contrary, no Agent shall have any duty to (i) unless instructed in writing to do so by the Required Lenders, file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents; provided that the Required Lenders agree to promptly provide the Collateral Agent with such instructions to the extent necessary to create, perfect or maintain any Lien or security interest created under the Loan Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; or (iii) take any action to protect against any diminution in value of the Collateral.

(t) Each Agent is authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement reasonably acceptable to it and contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) authorizes and instructs each Agent to enter into and/or any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

(u) To the extent that an Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify such Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(v) Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document:

(i) Neither any of the Agents nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Loan Parties, or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. The Agents may assume performance by all such Persons of their respective obligations. No Agent shall have any enforcement or notification obligations relating to breaches or representations or warranties of any other Person.

(ii) No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(iii) No Agent shall have any obligation to file or record any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (x) unless instructed in writing to do so by the Required Lenders, create, perfect or validate any security interest granted to such Agent pursuant to any Loan Document; provided that the Required Lenders agree to promptly provide the Administrative Agent with such instructions to the extent necessary to create, perfect or maintain any Lien or security interest created under the Loan Documents or (y) enable such Agent to exercise and enforce its rights under any Loan Document. In addition, no Agent shall have any responsibility or liability (A) in connection with the acts or omissions of any Person in respect of the foregoing or (B) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

(iv) Whenever reference is made in this Agreement or any other Loan Document to any discretionary action by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by an Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by such Agent (except for such Agent’s ability to enter into any amendment to the Agent Fee Letter or any other Loan Document to which it is a party when such amendment affects the rights and obligations of such Agent, each of which shall be made such Agent’s sole discretion), it is understood that in all cases that such Agent shall not have any duty to act, and shall be fully justified in failing or refusing to take any such action, if it has not received written instruction, advice or concurrence from the Required Lenders in respect of such action.

(v) No Agent shall be liable for any loss, including any loss of principal or interest, or for any breakage fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the terms of the Loan Documents; so long as such loss did not result from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 8.02 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.02 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.02 shall be conclusive, absent manifest error.

(c) [Reserved].

(d) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case of this clause (y), to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment. In addition, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Payment for which a demand has been made in accordance with this Section and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Article 9

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

View, Inc.

195 S Milpitas Blvd

Milpitas, CA 95035

Attention: Bill Krause, Chief Legal Officer and Secretary

Telephone: (408) 263-9200

Email: bill.krause@view.com

with a copy to (which shall not constitute notice to any Loan Party):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA, 94301

Attention: Michael Mies

Telephone: (650) 470-3130

Email: michael.mies@skadden.com

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 9.01; and

(iii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 9.01.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent (or any other Agent) or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to this Section 9.02(b)(A) and (B) and Section 9.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder;

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Section 9.05(c) or as otherwise provided in this Section 9.02);

(B) no such agreement shall:

(1) change any of the provisions of Section 9.02(a), Section 9.02(b) or Section 9.05(a)(i), the definition of “Required Lenders” or the definition of “Defaulting Lender”, to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 8.01) without the prior written consent of each Lender;

(3) release all or substantially all of the value of the Guarantees under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 8.01 and Section 9.23), without the prior written consent of each Lender;

(4) modify any provision of this Agreement or any other Loan Document with the effect of altering the ratable sharing of payments or the allocation of proceeds waterfall, without the prior written consent of each Lender; or

(5) subordinate the Obligations under this Agreement or any other Loan Document to any other Indebtedness or subordinate the Liens on any of the Collateral securing the Obligations to any Lien on such Collateral securing any other Indebtedness, in each case, without the prior written consent of each Lender;

(C) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent and/or the Collateral Agent (acting at the direction of the Required Lenders) may, without the input or consent of any Lender (other than the Required Lenders), amend, supplement and/or waive any guarantee, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guarantee, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (1) effect the provisions of Sections 5.12, and/or 6.12, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, as reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower,

(iii) if the Required Lenders and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iv) the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v) the Administrative Agent may (acting at the direction of the Required Lenders) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05 or Commitment reductions or terminations pursuant to Section 2.09,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, and

(viii) only the consent of the Required Delayed Draw Lenders will be required for any amendment of or waiver of any conditions precedent to the extension of credit (or deemed extension of credit) of a Delayed Draw Term Loan.

Section 9.03 Expenses; Indemnity.

(a) The Borrower shall pay

(i) all reasonable and documented out-of-pocket expenses (provided, for the avoidance of doubt, that such out-of-pocket expenses may refer to those documented expenses payable to third parties that are unpaid), incurred by each Lender, the Agents and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one firm of outside counsel to the Agents and their Affiliates, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Agents and their Affiliates, taken as a whole and (ii) one firm of outside counsel to each Lender and their Affiliates, taken as a whole and if reasonably necessary, of one local counsel in any relevant jurisdiction to the Lenders and their Affiliates, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks) of the Term Loans, in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, except as otherwise provided in a separate writing among the Borrower, the Lenders and/or the Agents; provided, that in the case of expenses incurred prior to or on the Closing Date, in connection with the negotiation, preparation, execution and delivery of the Loan Documents and any related documentation (x) incurred by the RXR Representative and its Affiliates (including the fees of Gibson, Dunn & Crutcher LLP), no more than $750,000 (the “RXR Expense Cap”) of such expenses shall be required to be reimbursed pursuant to this Section 9.03(a)(i) and (y) incurred by CF Principal Investments LLC and its Affiliates (including the fees of Sidley Austin LLP), no more than $750,000 (the “CF Expense Cap”) of such expenses shall be required to be reimbursed pursuant to this Section 9.03(a)(i)); provided, further, that the Borrower has agreed that (x) the RXR Representative and its Affiliates may fund their Initial Loans net of the RXR Expense Cap, (y) CF Principal Investments and its Affiliates may fund its Initial Loans net of the CF Expense Cap and (z) each of the RXR Representative and CF Principal Investments LLC shall not be obligated to provide any invoices documenting the amount of such expenses incurred prior to or on the Closing Date, and the amount of each of RXR Expense Cap and CF Expense Cap may be retained by the RXR Representative and CF Principal Investments LLC, respectively, regardless of the amount of expenses actually incurred, and;

(ii) all reasonable and documented out-of-pocket expenses incurred by the Agents or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (i) (x) one firm of outside counsel to the Agents and their Affiliates, taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to the Agents and their Affiliates, taken as a whole and (y) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to the Agents and their Affiliates similarly affected, taken as a whole, and (B) one additional local counsel to the Agents and their Affiliates similarly affected, taken as a whole, in any relevant jurisdiction and (ii) (x) one firm of outside counsel to the Lenders and their Affiliates, taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to the Lenders and their Affiliates, taken as a whole and (y) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to the Lenders and their Affiliates similarly affected, taken as a whole and (B) one additional local counsel to the Lenders and their Affiliates similarly affected, taken as a whole, in any relevant jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder.

Except to the extent required to be paid on the Closing Date, all amounts due under this Section 9.03(a) shall be payable by the Borrower within 10 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify the Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees (for avoidance of doubt, such out-of-pocket expenses may refer to those documented expenses payable to third parties that are unpaid), disbursements and other charges of (x) one firm of outside counsel to the Agents and their Affiliates, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Agents and their Affiliates, taken as a whole, (y) one firm of outside counsel to each Lender and their Affiliates, taken as a whole and if reasonably necessary, of one local counsel in any relevant jurisdiction to the Lenders and their Affiliates, taken as a whole, and (z) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all similarly affected Indemnitees, taken as a whole, and (B) one additional local counsel to all similarly affected Indemnitees, taken as a whole, in each relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of:

(i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents,

(ii) the use of the proceeds of the Loans or any Letters of Credit,

(iii) any actual or alleged Release of Hazardous Materials on, at, in, under, to or from any property currently or, to the extent caused by the Borrower or any of its Subsidiaries, formerly owned, leased or operated by the Borrower, any of its Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Subsidiaries or any other Loan Party and/or

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by or against a third party, the Borrower, any other Loan Party or any of their respective Affiliates);

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability

(i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, and provided further, that such indemnity shall not, as to any Indemnitee who is also a Lender (a “Lender Indemnitee”) be available to the extent such judgment finds that any such loss, claim, damage, or liability is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from such Lender Indemnitee’s material breach of the Loan Documents or

(ii) arises out of any claim, litigation, investigation or proceeding brought by such Lender Indemnitee against another Lender Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against any Agent, acting in its capacity as an Agent) that does not involve any act or omission of the Borrower or any of its Subsidiaries.

Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03 to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof as determined by a final and non-appealable judgment of a court of competent jurisdiction. All amounts due under this Section 9.03(b) shall be payable by the Borrower within 10 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07(a), the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in Section 9.05(c), Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (A) Subject to the conditions set forth in Section 9.05(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that (x) the Borrower shall be deemed to have consented to any assignment of the Loans unless it has objected thereto by written notice to the Administrative Agent within ten (10) Business Days after receipt of written notice thereof from the Administrative Agent and the Required Lenders requesting such consent and (y) the consent of the Borrower shall not be required for any assignment of Loans or Commitments (1) to any Lender or any Affiliate of any Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01 (f) or (g) has occurred and is continuing; and

(B) the Administrative Agent (at the written instruction of the Required Lenders (which consent of the Required Lenders shall not be unreasonably withheld, conditioned or delayed)); provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000, in the case of Term Loans and Term Commitments, unless the Borrower and the Required Lenders otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent any IRS form required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to Section 9.05(b)(iv), from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of

Sections 2.15, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices located in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount (including PIK Interest capitalized in accordance with Section 2.13(c)) of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but, in the case of each Lender, only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s tax certification required by Section 9.05(b)(ii)(D) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b), if applicable, and any written consent to the relevant assignment required by Section 9.05(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 9.05(b).

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows:

(A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption,

(B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption;

(D) the assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and

(G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (B) Any Lender may, with the consent of the Required Lenders, sell participations to any bank or other entity (other than to any natural Person or the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to Section 9.05(c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b) (it being understood that the documentation required under Section 2.17(f) is delivered to the participating Lender). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, (y) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (z) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the U.S. Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Register and the Participant Register are intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) or Proposed Section 1.163-5(b) of Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that:

(i) nothing herein shall constitute a commitment by any SPC to make any Loan, and

(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.

The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that:

(A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC,

(B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and

(C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.

In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Agent Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Borrower and the Agents and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM), OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH COURT. EACH PARTY HERETO AGREES THAT

SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN Section 9.10(b). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality.

Each of the Administrative Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed

(a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) and/or funding and financing sources on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph,

(b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment),

(c) upon the demand or request of any regulatory or Governmental Authority (including any self-regulatory body or the National Association of Insurance Commissioners) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment),

(d) to any other party to this Agreement,

(e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section or as otherwise reasonably acceptable to the Borrower and the Administrative Agent but in no event less restrictive as those set forth in this Section) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to

(i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in any Commitments or the Loans under this Agreement, including any SPC,

(ii) any pledgee referred to in Section 9.05,

(iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction or similar derivative instrument to which any Loan Party is a party and

(iv) subject to the Borrower’s prior approval of the information to be disclosed to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents,

(f) with the prior written consent of the Borrower and

(g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or to the extent any such information

(h) is received by such Person from a third party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality obligations owing the Borrower or any of its respective Affiliates or Related Parties or

(i) was already in such Person’s possession (except to the extent received in a manner that would be restricted by this paragraph) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph.

For purposes of this Section, “Confidential Information” means all information relating to the Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

Section 9.14 No Fiduciary Duty. Each of the Agents, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent and the Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between any Agent and the Lenders, on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Agents or any Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent or any such Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Agents or any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Agents and the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.17 USA PATRIOT Act.Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network.

Section 9.18 Disclosure of Agent Conflicts. Each Loan Party and each Lender hereby acknowledge and agree that any Agent and/or an Affiliate thereof from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.19 Appointment for Perfection. Each Lender hereby appoints the Collateral Agent as its agent for the purpose of perfecting Liens for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender obtains possession of any Collateral, such Lender shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.21 Intercreditor Agreements. REFERENCE IS MADE TO ANY ACCEPTABLE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF ANY ACCEPTABLE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO EACH ACCEPTABLE INTERCREDITOR AGREEMENT AS “CREDIT AGREEMENT

COLLATERAL AGENT” (OR OTHER APPLICABLE TITLE) ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY ACCEPTABLE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO EACH ACCEPTABLE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH ACCEPTABLE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN EACH ACCEPTABLE INTERCREDITOR AGREEMENT.

Section 9.22 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Acceptable Intercreditor Agreement and any Loan Document, the terms of such Acceptable Intercreditor Agreement shall govern and control.

Section 9.23 Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guarantee shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary and/or (ii) upon the occurrence of the Termination Date; provided that (1) no Subsidiary Guarantor shall be automatically released from its obligations hereunder in connection with the transfer of such Subsidiary Guarantor’s Capital Stock to any Affiliate of the Borrower in connection with a non-bona fide transaction the purpose of which was to cause such entity to cease to be a Subsidiary Guarantor, (2) at the time of any release pursuant to this Section 9.23, no Event of Default has occurred and is continuing or would result therefrom, and (3) a Responsible Officer of a Loan Party certifies to the Administrative Agent compliance with preceding clauses (1) through (2). In connection with any such release, each of the Administrative Agent and the Collateral Agent shall promptly execute and delivery to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.23 shall be without recourse to or warranty by the Agents (other than as to each Agent’s authority to execute and delivery such documents).

Section 9.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, such Lender and the Borrower (such agreement not to be unreasonably withheld).

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 9.26 Judgment Currency.

(a) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(b) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Administrative Agent or a Lender (each a “Judgment Creditor”) in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Judgment Creditor could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by any Requirement of Law, on the day on which the judgment is paid or satisfied.

(c) The obligations of each of the Loan Parties in respect of any sum due in the Original Currency from it to any Judgment Creditor under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Judgment Creditor of any sum adjudged to be so due in the Other Currency, the Judgment Creditor may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Judgment Creditor in the Original Currency, the Loan Parties agree, as a separate obligation and notwithstanding the judgment, to indemnify the Judgment Creditor, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Judgment Creditor in the Original Currency, the Judgment Creditor shall remit such excess to the Borrower.

Section 9.27 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIEW, INC., as Borrower

By:	/s/ Rao Mulpuri
Name:	Rao Mulpuri
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

CANTOR FITZGERALD SECURITIES, as Administrative Agent and Collateral Agent

By:	/s/ James Buccola
Name:	James Buccola
Title:	Head of Fixed Income

[Signature Page to Credit Agreement]

RXR REALTY FP INVESTOR IV, as a Lender

By:	RXR FP GP LLC, as general partner

By:	/s/ Jason Barnett
Name:	Jason Barnett
Title:	Authorized Person

RXR FP GP LLC, as a the RXR Representative

By:	/s/ Jason Barnett
Name:	Jason Barnett
Title:	Authorized Person

[Signature Page to Credit Agreement]

CF PRINCIPAL INVESTMENTS LLC, as a Lender

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

ANSON INVESTMENTS MASTER FUND LP, as a Lender

By:	/s/ Bruce Winson
Name:	Bruce Winson
Title:	Director of GP

ANSON EAST MASTER FUND LP, as a Lender

By:	/s/ Bruce Winson
Name:	Bruce Winson
Title:	Director of GP

ANSON OPPORTUNITIES MASTER FUND LP, as a Lender

By:	/s/ Bruce Winson
Name:	Bruce Winson
Title:	Director of GP

ANSON NORTH STAR TACTICAL EQUITY FUND LP, as a Lender

By:	/s/ Bruce Winson
Name:	Bruce Winson
Title:	Director of GP

ARCH ANSON TACTICAL REAL ESTATE FUND LP, as a Lender

By:	/s/ Bruce Winson
Name:	Bruce Winson
Title:	Managing Member of GP, Investment Manager

ARCH ANSON TACTICAL REAL ESTATE NR FUND LP, as a Lender

By:	/s/ Bruce Winson
Name:	Bruce Winson
Title:	Managing Member of GP, Investment Manager

[Signature Page to Credit Agreement]

AFFINIUS CAPITAL LLC, as a Lender

By:	/s/ Leonard J. O’Donnell
Name:	Leonard J. O’Donnell
Title:

BRIDGER HOLDINGS LP, as a Lender

By:	/s/ Mitch Alhadeff
Name:	Mitch Alhadeff
Title:

NBT CAPITAL, LLC, as a Lender

By:	/s/ James A. Davidson
Name:	James A. Davidson
Title:

[Signature Page to Credit Agreement]